Exhibit 2.1
Execution Copy
AGREEMENT AND PLAN OF MERGER
by and among
The Medicines Company,
Boxford Subsidiary Corporation
and
Targanta Therapeutics Corporation
Dated as of January 12, 2009

i

TABLE OF CONTENTS

ANNEX I	Conditions of the Offer
SCHEDULE A	Parties to Stockholder Agreements
EXHIBIT A	Contingent Payment Rights Agreement
EXHIBIT B	Form of Stockholder Agreement
EXHIBIT C	Form of Certificate of Incorporation of the Surviving Corporation

TABLE OF DEFINED TERMS

1995 Option Plan	3.1(c)
2007 Option Plan	3.1(c)
Acceptance Time	1.3(a)
Acquisition Agreement	7.1(b)(ii)
Acquisition Proposal	7.1(f)
Adverse Recommendation Notice	7.1(b)
Affiliate	4.2(d)
Agreement	Introduction
Antitrust Laws	7.3(b)
Approved Company Compensation Arrangement	4.23
Book-Entry Shares	3.1(a)(iii)
Carryover Options	3.1(c)
Carryover Warrants	3.1(d)
Certificate	3.1(a)(iii)
Certificate of Merger	2.3
Change	4.1(b)
CLIA	4.15(l)
Closing	2.2
Closing Date	2.2
Closing Merger Consideration	3.1(a)(iii)
Closing Payment	Introduction
Code	1.1(f)
Company	Introduction
Company Adverse Recommendation Change	9.1(c)(i)
Company Balance Sheet	4.5(b)
Company Board	1.2(b)
Company Common Stock	Introduction
Company Compensation Arrangement	4.23
Company Disclosure Schedule	Article IV
Company Employee Plans	4.14(a)
Company Intellectual Property	4.10(m)(i)
Company Leases	4.9(b)
Company Licensed Intellectual Property	4.10(m)(ii)
Company Material Adverse Effect	4.1(b)
Company Material Contracts	4.11(a)
Company Meeting	4.4(d)
Company Owned Intellectual Property	4.10(m)(iii)
Company Permits	4.16
Company Preferred Stock	4.2(a)
Company Registrations	4.10(m)(iv)

Company SEC Documents	4.5(a)
Company Stock Options	3.1(c)
Company Stock Plans	3.1(c)
Company Stockholder Approval	4.4(a)
Company Voting Proposal	4.4(a)
Company Warrants	3.1(d)
Compensation Committee	4.23
Confidentiality Agreement	6.2
Contamination	4.13(c)
CPR	Introduction
CPR Agreement	Introduction
Delaware Secretary of State	2.3
DGCL	Introduction
Dissenting Shares	3.1(b)
Effective Time	2.3
EMEA	4.4(c)
Employee Benefit Plan	4.14(a)
Environmental Law	4.13(b)
ERISA	4.14(a)
ERISA Affiliate	4.14(a)
Exchange Act	1.1(a)
Exploit	4.10(m)(v)
FDA	4.4(c)
Financial Advisor	4.20
GAAP	4.5(b)
Governmental Entity	4.4(c)
Hazardous Substance	4.13(e)
Healthcare-Related Law	4.15(l)
HIPAA	4.15(l)
HSR Act	4.4(c)
Indemnified Parties	7.7(a)
Independent Directors	1.3(c)
Initial Top-Up Payment	2.7(b)
Insurance Policies	4.18
Intellectual Property	4.10(m)(vi)
Intellectual Property Registrations	4.10(m)(vii)
Intervening Event	7.1(b)
IRS	4.14(b)
Liens	4.4(b)
Lilly	4.10(m)(viii)
Lilly License Agreement	4.10(m)(ix)
Lilly Registrations	4.10(m)(x)
Merger	Introduction

v

Merger Consideration	3.1(a)(iii)
Minimum Condition	Annex I
Offer	Introduction
Offer Consideration	1.1(a)
Offer Documents	1.1(c)
Offer to Purchase	1.1(c)
Ordinary Course of Business	4.2(f)
Outside Date	9.1(b)(i)
Parent	Introduction
Parent Disclosure Schedule	Article V
Parent Material Adverse Effect	5.1(b)
Parent SEC Documents	5.3(a)
Patent Rights	4.10(m)(xi)
Paying Agent	3.2(a)
Payment Fund	3.2(a)
Product Candidates	4.10(d)
Proxy Statement	4.4(c)
Purchaser	Introduction
Purchaser Designees	1.3(a)
Registrations	4.15(c)
Release	4.13(d)
Representatives	7.1(a)
Required Company Stockholder Vote	4.4(d)
Rights Agent	Introduction
Sarbanes Act	4.5(a)
Schedule 14D-9	1.2(b)
Schedule TO	1.1(c)
SEC	1.1(b)(ii)
Section 262	3.1(b)
Section 409A Guidance	4.14(j)
Securities Act	2.7(d)
Specified Time	7.1(a)
Stockholder Agreements	Introduction
Subsidiary	4.3(a)
Superior Proposal	7.1(f)
Surviving Corporation	2.1
Tax Returns	4.8(h)(ii)
Taxes	4.8(h)(i)
Top-Up Option	2.7(a)
Top-Up Option Shares	2.7(a)
Trademarks	4.10(m)(xii)

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 12, 2009, is among The Medicines Company, a Delaware corporation (the “Parent”), Boxford Subsidiary Corporation, a Delaware corporation and a wholly owned subsidiary of the Parent (the “Purchaser”), and Targanta Therapeutics Corporation, a Delaware corporation (the “Company”).
     WHEREAS, the respective Boards of Directors of the Parent, the Purchaser and the Company have determined that it would be advisable and in the best interests of their respective stockholders for the Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, in furtherance of such acquisition, the Purchaser will make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase, upon the terms and subject to the conditions set forth in this Agreement, all of the Company’s issued and outstanding shares of common stock, $0.0001 par value per share (the “Company Common Stock”), for consideration of (a) $2.00 per share of Company Common Stock to be paid promptly after the Acceptance Time (as defined in Section 1.3(a)), net to the seller in cash, without interest thereon (the “Closing Payment”), plus (b) one contingent payment right per share of Company Common Stock (a “CPR”), which shall represent the right to receive the EMEA CPR Payment Amount, the FDA CPR Payment Amount, the Single Dose CPR Payment Amount and the Net Sales CPR Payment Amount (as such terms are defined in the Contingent Payment Rights Agreement in the form attached hereto as Exhibit A (the “CPR Agreement”) to be entered into between Parent and American Stock Transfer & Trust Company (the “Rights Agent”)), if any, in cash, at the times provided for in the CPR Agreement;
     WHEREAS, to effectuate such acquisition, following consummation of the Offer, the Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger (the “Merger”);
     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Parent’s willingness to enter into this Agreement, each of the stockholders of the Company listed on Schedule A has entered into a tender and support agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit B (collectively, the “Stockholder Agreements”); and
     WHEREAS, the Board of Directors of the Company has (i) determined that the Offer and the Merger are fair to, and in the best interest of, the Company and its stockholders; (ii) approved this Agreement and the Stockholder Agreements and the transactions contemplated hereby and thereby, including the Offer and the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and (iii) declared the advisability of this Agreement and resolved to recommend that the holders of the Company Common Stock tender their shares into and accept the Offer and adopt this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, the Purchaser and the Company agree as follows:
ARTICLE I
THE TENDER OFFER
     1.1 The Offer.
          (a) Subject to the terms and conditions of this Agreement, within ten business days of the day on which the Purchaser’s intention to make the Offer is publicly announced (which announcement will be made by the Parent on January 12, 2009), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the Offer to purchase any and all outstanding shares of Company Common Stock for consideration per share equal to (a) the Closing Payment plus (b) one CPR (the “Offer Consideration”). On the terms and subject to the prior satisfaction or waiver of the conditions of the Offer and this Agreement, the Purchaser shall accept for payment all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer and shall pay the Closing Payment for all such shares of Company Common Stock promptly after acceptance. The obligation of the Parent and the Purchaser to commence the Offer and to accept for payment and pay the Offer Consideration for shares of Company Common Stock validly tendered in the Offer and not properly withdrawn shall be subject to the conditions set forth in Annex I to this Agreement.
          (b) The initial expiration date of the Offer shall be the 20th business day after commencement of the Offer (determined in accordance with Rules 14d-1(g)(3) and 14d-2 under the Exchange Act). If on or prior to any then scheduled expiration date of the Offer, all of the conditions to the Offer (including the Minimum Condition and all other conditions and requirements set forth in Annex I) shall not have been satisfied, or waived by the Parent or the Purchaser if permitted hereunder, the Purchaser shall (and the Parent shall cause the Purchaser to) extend the Offer for periods of up to 10 business days each until the earlier of (x) the date on which the Minimum Condition has been met and all of the conditions and requirements set forth in Annex I are satisfied or waived or (y) the date on which this Agreement is terminated in accordance with Section 9.1. The Purchaser expressly reserves the right, subject to compliance with the Exchange Act, to waive, amend or modify any term or condition of the Offer in its sole discretion; provided, however, that, without the prior written consent of the Company, the Purchaser shall not:
     (i) change the form of consideration payable in the Offer, decrease the Closing Payment, change the terms of the CPRs or decrease the number of shares of Company Common Stock sought pursuant to the Offer;

     (ii) extend the expiration date of the Offer except (A) as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or the staff thereof), (B) that if, immediately prior to the scheduled expiration date of the Offer (as it may be extended), the shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer constitute at least the Minimum Condition (as defined in Annex I) but less than 90% of such outstanding shares, the Purchaser may, in its sole discretion, extend the Offer for one or more periods not to exceed an aggregate of five business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer or (C) in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC;
     (iii) waive the Minimum Condition;
     (iv) amend any term of the Offer in any manner materially adverse to holders of shares of Company Common Stock; or
     (v) impose any condition to the Offer not set forth in Annex I.
The Purchaser may, without the consent of the Company, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Exchange Act following its acceptance for payment of shares of Company Common Stock in the Offer.
          (c) On the date of commencement of the Offer, the Parent and the Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain an offer to purchase (the “Offer to Purchase”), a form of the related letter of transmittal, and ancillary documents and instruments pursuant to which the Offer will be made (collectively, together with any supplements or amendments thereto, the “Offer Documents”). The Parent and the Purchaser agree that the Offer Documents shall comply in all material respects with the requirements of applicable U.S. federal securities laws and, on the date first filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant, agreement, representation or warranty is made by the Parent or the Purchaser with respect to information supplied by the Company or any of its stockholders in writing for inclusion or incorporation by reference in the Offer Documents. The Parent and the Purchaser shall take all steps necessary to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock, as and to the extent required by applicable U.S. federal securities laws. Each of the Parent, the Purchaser and the Company shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and the Parent and the Purchaser shall take all steps necessary to amend or supplement the Schedule TO and, as applicable, the Offer Documents and to cause the Schedule TO as so amended and supplemented to be filed with the SEC and the Offer Documents as so amended and supplemented to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to the filing thereof with the SEC or dissemination to the stockholders of the Company. The Parent and the Purchaser shall provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments the Parent, the Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer promptly after the receipt thereof, shall consult with the Company and its counsel prior to responding to any such comments, and shall provide the Company and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Parent or the Purchaser or their counsel.
          (d) The Parent shall, at or prior to the Acceptance Time, cause the CPR Agreement to be duly authorized, executed and delivered by the Parent and the Rights Agent.
          (e) The Parent shall provide or cause to be provided to the Purchaser on a timely basis the funds necessary to purchase any and all shares of Company Common Stock that the Purchaser becomes obligated to purchase pursuant to the Offer.
          (f) The Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer such amounts as the Purchaser reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any other applicable law.
     1.2 Company Actions.
          (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.
          (b) Contemporaneously with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, the “Schedule 14D-9”) and disseminate the Schedule 14D-9, to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable laws, to the stockholders of the Company. Except and to the extent otherwise permitted pursuant to Section 7.1 below, the Offer Documents and the Schedule 14D-9 shall contain the recommendation of the board of directors of the Company (the “Company Board”) that the holders of the Company Common Stock tender their shares into and accept the Offer and adopt this Agreement and the transactions contemplated hereby, including the Merger, and the Company hereby consents to the inclusion in the Offer Documents of such recommendation. The Company agrees that the Schedule 14D-9 shall comply in all material respects with the requirements of applicable U.S. federal securities laws and on the date first filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant, agreement, representation or warranty is made by the Company with respect to information supplied by the Parent or the Purchaser in writing for inclusion or incorporation by reference in the Schedule 14D-9. Each of the Company, the Parent and the Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable U.S. federal securities laws. The Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC or dissemination to stockholders of the Company. The Company shall provide the Parent and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company or its counsel may receive from the SEC or its staff with respect to the Offer promptly after the receipt thereof, shall consult with the Parent and its counsel prior to responding to any such comments, and shall provide the Parent and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Company or its counsel.
          (c) The Company shall promptly supply to the Parent and the Purchaser in writing, for inclusion in the Schedule TO and the Offer Documents, all information concerning the Company required under applicable U.S. federal securities laws to be included in the Offer Documents or that may be reasonably requested by the Parent and the Purchaser in connection with the preparation of the Schedule TO or the Offer Documents or their obligations hereunder.
          (d) The Company represents that each member of the Company Board and each executive officer of the Company has advised the Company that his or her current intention is to tender all shares of Company Common Stock, if any, beneficially owned by him or her pursuant to the Offer.
          (e) In connection with the Offer and the Merger, the Company shall promptly furnish to the Purchaser or its designated agent mailing labels containing the names and addresses of the record holders of the shares of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date and, to the extent known, a list of the beneficial owners of the shares of Company Common Stock as of a recent date, together with copies of all security position listings and all other computer files and other information in the Company’s possession or control regarding the beneficial owners of such shares, and shall furnish to the Purchaser such information and assistance (including updated lists and information) as the Purchaser may reasonably request for the purpose of communicating the

Offer to the record and beneficial owners of the shares of Company Common Stock. From and after the date of this Agreement, all such information concerning the Company’s record and, to the extent known, beneficial holders shall be made available to the Purchaser. Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, the Parent and the Purchaser shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists, shall use such information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement shall be terminated in accordance with Section 9.1, shall, upon request, deliver to the Company, or, at the Purchaser’s election, destroy, all copies of such information then in their possession or under their control.
     1.3 Directors.
          (a) Promptly after the first time at which the Purchaser accepts for payment any shares of Company Common Stock pursuant to the Offer (the “Acceptance Time”), and from time to time thereafter as shares of Company Common Stock are accepted for payment and the Closing Payment is paid by the Purchaser, the Purchaser shall be entitled to designate such number of members of the Company Board (the “Purchaser Designees”), rounded up to the nearest whole number, as will give the Purchaser representation on the Company Board equal to the product of the total number of members of the Company Board (after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the number of shares of Company Common Stock beneficially owned by the Parent or the Purchaser at such time (including shares of Company Common Stock so accepted for payment) bears to the total number of shares of Company Common Stock then outstanding; provided that in no event shall the Purchaser Designees constitute less than a majority of the Company Board. In furtherance thereof, the Company shall, upon the request of the Purchaser, use its best efforts promptly (and in any event within one business day) either to increase the size of the Company Board or to secure the resignations of such number of the Company’s incumbent directors (and such incumbent directors have agreed to resign if required in order for the Company to comply with this Section 1.3(a)), or both, as is necessary to enable the Purchaser Designees to be so elected or appointed to the Company Board and the Company shall take all actions available to the Company to cause the Purchaser Designees to be so elected or appointed. At such time, the Company shall, if requested by the Purchaser, also take all action necessary to cause persons designated by the Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Subsidiary (as defined in Section 4.3(a) hereof) of the Company and (iii) each committee (or similar body) of each such board. The provisions of this Section 1.3 are in addition to and shall not limit any rights which the Purchaser, the Parent or any of their Affiliates may have as a holder or beneficial owner of shares of Company Common Stock as a matter of applicable law with respect to the election of directors or otherwise.

          (b) The Company shall take all actions required in order to fulfill its obligations under Section 1.3(a), including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as part of the Schedule 14D-9. The Parent and the Purchaser shall supply to the Company in writing any information with respect to the Parent and the Purchaser and the Purchaser Designees to the extent required by such Section 14(f) and Rule 14f-1.
          (c) Notwithstanding the provisions of this Section 1.3, the parties hereto shall use their respective best efforts to ensure that at least two of the members of the Company Board shall, at all times prior to the Effective Time (as defined in Section 2.3 hereof), be directors of the Company who were directors of the Company on the date hereof (the “Independent Directors”), provided that, (i) the person listed in Section 1.3(c) of the Company Disclosure Schedule shall not constitute an Independent Director under this Section 1.3 and (ii) if there shall be in office less than two Independent Directors for any reason, the Company Board shall cause the person designated by the remaining Independent Director to fill such vacancy who shall be deemed to be an Independent Director for all purposes of this Agreement, or if no Independent Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who will not be directors, officers, employees or Affiliates of the Parent or the Purchaser and such persons shall be deemed to be Independent Directors for all purposes of this Agreement. From and after the time, if any, that the Purchaser Designees constitute a majority of the Company Board and prior to the Effective Time, subject to the terms hereof, any amendment or modification of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of the Parent or the Purchaser hereunder, any waiver of any condition to the Company’s obligations hereunder or any of the Company’s rights hereunder or any amendment to the Company’s certificate of incorporation or bylaws may be effected only if (in addition to the approval of the Company Board as a whole) there are in office one or more Independent Directors and such action is approved by a majority of the Independent Directors then in office.
ARTICLE II
THE MERGER
     2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Purchaser shall merge with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Purchaser in accordance with the DGCL.
     2.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., eastern time, on the second business day after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VIII (other than those that by their terms cannot be satisfied until the time of the Closing but subject to the fulfillment or waiver of such conditions), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, or at such other time, date or place agreed to in writing by the Parent and the Company; provided that if all the conditions set forth in Article VIII shall not have been satisfied or (to the extent permitted by applicable law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by applicable law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
     2.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, a certificate of merger (or certificate of ownership and merger, as the case may be) or other appropriate documents (in any such case, the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State or at such subsequent time or date as the Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.
     2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.
     2.5 Certificate of Incorporation and By-Laws. The Certificate of Incorporation of the Company as in effect on the date of this Agreement shall, by virtue of the Merger, be amended at the Effective Time in its entirety to read as set forth in Exhibit C until thereafter amended as provided under the DGCL. The By-laws of the Purchaser as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended as provided under the DGCL.
     2.6 Directors and Officers. The directors of the Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation, and the officers of the Purchaser immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their successors are elected and qualified. Prior to the Effective Time, the Company shall cause each member of the Company Board, other than the Purchaser Designees, to execute and deliver a letter effectuating his or her resignation as a director of the Company effective upon the Effective Time.
     2.7 Top-Up Option.
          (a) Subject to Section 2.7(b) and Section 2.7(c), the Company grants to the Purchaser an assignable and irrevocable option (the “Top-Up Option”) to purchase from the Company the number of shares of Company Common Stock (the “Top-Up Option Shares”)

equal to the lesser of (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by the Purchaser as of immediately prior to the exercise of the Top-Up Option, constitutes one share more than 90% of the number of shares of Company Common Stock then outstanding on a fully diluted basis (determined in accordance with Annex I) (assuming the issuance of the Top-Up Option Shares) or (ii) the aggregate of the number of shares of Company Common Stock held as treasury shares by the Company and its Subsidiaries and the number of shares of Company Common Stock that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not reserved for issuance pursuant to the exercise of Company Stock Options or Company Warrants) as of immediately prior to the exercise of the Top-Up Option.
          (b) The Top-Up Option may be exercised by the Purchaser, in whole or in part, at any time at or after the Acceptance Time. The purchase price payable for each Top-Up Option Share shall consist of (i) an amount equal to the Closing Payment (the “Initial Top-Up Payment”) plus (ii) a CPR. The aggregate Initial Top-Up Payment may be paid by the Purchaser, at its election, either in cash or by executing and delivering to the Company a promissory note having a principal amount equal to such payment, or by any combination of cash and such promissory note. Any such promissory note shall bear interest at the applicable federal rate determined under Section 1274(d) of the Code, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty. The CPR shall be payable, in cash, at the times provided for in the CPR Agreement.
          (c) In the event that the Purchaser wishes to exercise the Top-Up Option, it shall deliver to the Company a notice setting forth (i) the number of Top-Up Option Shares that it intends to purchase pursuant to the Top-Up Option, (ii) the manner in which it intends to pay the Initial Top-Up Payment and (iii) the place and time at which the closing of the purchase of the Top-Up Option Shares by the Purchaser is to take place. At the closing of the purchase of the Top-Up Option Shares, the Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Top-Up Option Shares, and the Company shall cause to be issued to the Purchaser a certificate representing such shares.
          (d) The Parent and the Purchaser acknowledge that the Top-Up Option Shares that the Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. The Parent and the Purchaser represent and warrant to the Company that the Purchaser is, or will be upon the purchase of the Top-Up Option Shares, an “Accredited Investor”, as defined in Rule 501 of Regulation D under the Securities Act. The Purchaser agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by the Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

ARTICLE III
CONVERSION OF SECURITIES IN THE MERGER
     3.1 Effect of Merger of Capital Stock.
          (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Purchaser:
     (i) each share of the Purchaser’s capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the same class of capital stock of the Surviving Corporation;
     (ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Parent, the Purchaser or the Company or any direct or indirect wholly owned subsidiary of the Parent, the Purchaser or the Company, including all shares of Company Common Stock held by the Company as treasury stock, shall automatically be cancelled, and no payment shall be made with respect thereto; and
     (iii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to clause (ii) above and any Dissenting Shares (as defined in Section 3.1(b) hereof)) shall be automatically cancelled and extinguished and be converted into and become the right to receive from the Surviving Corporation or the Parent (A) $2.00 in cash per share (such amount, or such higher price per share that may be paid as the Closing Payment in the Offer, the “Closing Merger Consideration”), which amount shall be paid promptly after the Effective Time in accordance with the provisions of this Agreement, plus (B) one CPR or such higher contingent payments that may be offered in the Offer, in each case without any interest thereon (collectively, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”), and each holder of record of uncertificated shares of Company Common Stock represented by book-entry as of immediately prior to the Effective Time (“Book-Entry Shares”), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 3.1(a)(iii) upon the surrender of such Certificate (or upon receipt of an agent’s message in the case of Book-Entry

Shares) in accordance with Section 3.2, without interest and subject to any applicable withholding rights in accordance with Section 3.2(g).
          (b) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any holder who is entitled to demand and properly demands appraisal of such shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1(a)(iii), but instead such holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.1(a)(iii), without interest. The Company shall give the Parent and the Purchaser prompt notice of any demands for payment, or notices of intent to demand payment, received by the Company with respect to shares of Company Common Stock, and the Parent and the Purchaser shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Parent and the Purchaser, make any payment with respect to, or settle, or offer to settle, any such demands, or agree to do any of the foregoing.
          (c) At the Effective Time, the Company’s 2007 Stock Option and Incentive Plan, as amended (the “2007 Option Plan”), shall be assumed by the Parent. The Parent shall not assume any other stock option plans or other equity-related plans of the Company (such plans and the 2007 Option Plan are collectively referred to herein as the “Company Stock Plans”). The Company shall cause each outstanding option to purchase Company Common Stock (each, a “Company Stock Option” and collectively, the “Company Stock Options”) issued under the Company’s 2005 Stock Option Plan, as amended, to the extent not exercised prior to the Closing, to be terminated as of immediately prior to the Effective Time without any payment or Merger Consideration issuable with respect thereto. The Company shall use its reasonable best efforts to cause all outstanding Company Stock Options issued under the 2007 Option Plan and the Company’s Re-Amended and Restated Stock Option Plan (the “1995 Option Plan”) not set forth on Section 4.2(g) of the Company Disclosure Schedule to terminate as of immediately prior to the Effective Time without any payment or Merger Consideration payable with respect thereto. All Company Stock Options issued under the 2007 Option Plan and the 1995 Option Plan and not terminated as of immediately prior to the Effective Time (the “Carryover Options”), whether vested or unvested, shall be assumed by the Parent and after the Effective Time shall become an option to acquire with respect to each share of Company Common Stock that the holder of such Carryover Option would have been entitled to receive had such holder exercised such Carryover Option in full immediately prior to the Effective Time, the Merger Consideration and shall otherwise be on the same terms and conditions as were applicable under such Carryover Option immediately prior to the Effective Time, including without limitation the same exercise price per share of Company Common Stock. As soon as practicable after the Effective Time, the Parent shall deliver to all holders of Carryover Options an appropriate notice setting forth such participants’ rights pursuant to such Carryover Options, as provided in this Section 3.1(c).
          (d) The Company shall use its reasonable best efforts to cause each warrant or other outstanding right (other than Company Stock Options) to purchase shares of Company Common Stock (such outstanding warrants or other rights, the “Company Warrants”) not set forth on Section 4.2(h) of the Company Disclosure Schedule to terminate as of immediately prior to the Effective Time without any payment or Merger Consideration payable with respect thereto. All Company Warrants not terminated prior to the Effective Time (the “Carryover Warrants”), whether vested or unvested, shall be assumed by the Parent and after the Effective Time shall become a warrant to acquire with respect to each share of Company Common Stock that the holder of such Carryover Warrant would have been entitled to receive had such holder exercised such Carryover Warrant in full immediately prior to the Effective Time, the Merger Consideration and shall otherwise be on the same terms and conditions as were applicable under such Carryover Warrant immediately prior to the Effective Time, including without limitation the same exercise price per share of Company Common Stock.
     3.2 Surrender of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:
          (a) Paying Agent. Prior to the Effective Time, the Parent shall select a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment after the Effective Time of the Closing Merger Consideration upon surrender of Certificates or Book-Entry Shares. From time to time after the Effective Time, the Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent, on a timely basis as and when needed, cash necessary for payment of the Closing Merger Consideration pursuant to Section 3.1(a)(iii) upon surrender of Certificates or Book-Entry Shares (such cash being hereinafter referred to as the “Payment Fund”).
          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate and each holder of record of Book-Entry Shares (i) a letter of transmittal (which, in the case of shares of Company Common Stock formerly represented by a Certificate, shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate to the Paying Agent and shall be in such form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the

Certificate or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent (or upon receipt of an agent’s message in the case of Book-Entry Shares), together with such letter of transmittal, duly completed and properly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to Section 3.1(a)(iii) and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer records of the Company, the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 3.1(a)(iii) may be paid to a person other than the person in whose name the Certificate or Book-Entry Shares so surrendered is or are registered if, in the case of shares formerly represented by a Certificate, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and, in the case of shares formerly represented by a Certificate or any Book-Entry Shares, the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of the Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate and all Book-Entry Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender, in each case without interest, the Merger Consideration that such holder has the right to receive pursuant to Section 3.1(a)(iii).
          (c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate (or an agent’s message in respect of Book-Entry Shares) is presented to the Surviving Corporation or the Paying Agent for any reason, it shall be cancelled and exchanged as provided in this Article III.
          (d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Certificates and Book-Entry Shares for six months after the Effective Time shall be delivered by the Paying Agent to the Parent, upon demand, and any holder of a Certificate who has not theretofore complied with this Article III (or delivered an agent’s message, in the case of Book-Entry Shares) shall thereafter look only to the Parent for payment of the Merger Consideration which such holder has the right to receive pursuant to the provisions of Section 3.1(a)(iii), but shall have no greater rights against the Parent than may be accorded to general unsecured creditors of the Parent under applicable law.

          (e) No Liability. None of the Parent, the Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Merger Consideration for such shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered (or, in the case of Book-Entry Shares, an agent’s message has not been delivered) prior to two years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.4(c))), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
          (f) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by the Parent. Any interest and other income resulting from such investments shall be paid to and be the property of the Parent.
          (g) Withholding Rights. The Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as any of them reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Parent, the Surviving Corporation or the Paying Agent.
          (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Closing Merger Consideration required pursuant to Section 3.1(a)(iii) in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Parent or Paying Agent, in its discretion and as a condition precedent to the payment of the Closing Merger Consideration, may require of the holder of such lost, stolen or destroyed Certificate.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Parent and the Purchaser that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company to the Parent on or before the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph of the Company Disclosure Schedule shall qualify (1) the corresponding paragraph in this Article IV and (2) the other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.
     4.1 Organization, Standing and Power.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted as of the date of this Agreement, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 4.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. The Company has made available to the Parent complete and accurate copies of the Certificate of Incorporation and By-laws of the Company.
          (b) For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance, development or effect (each, a “Change”, and collectively, “Changes”) that, individually or in the aggregate with all other Changes occurring or existing prior to the determination of a Company Material Adverse Effect, has a material adverse effect on (i) the business, assets, liabilities, capitalization, condition (financial or other) or results of operations of the Company and its Subsidiaries (as defined in Section 4.3(a)), taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that, in the case of clause (i) of the definition of Company Material Adverse Effect, none of the following (to the extent arising after the date hereof) shall be deemed to be or constitute a Company Material Adverse Effect, or taken into account when determining whether a “Company Material Adverse Effect” has occurred or would occur:
     (i) any Change to the extent resulting from general economic conditions in the United States or any other country or region in the world (in each case other than Changes that affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s industry peers);
     (ii) any Change to the extent resulting from conditions in the industries in which the Company and its Subsidiaries conduct business (in each case other than Changes that affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s industry peers);
     (iii) any Change to the extent resulting from acts of war, sabotage or terrorism in the United States or any other country or region in the world (in each case other than Changes that affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s industry peers);
     (iv) any Change to the extent resulting from the taking of any action required by this Agreement (other than the first sentence of Section 6.1), or the failure to take any action prohibited by this Agreement (other than the first sentence of Section 6.1);
     (v) any Change to the extent resulting from any actions taken, or failure to take action, in each case which the Parent has requested in writing or approved in writing or to which the Parent has consented in writing;
     (vi) any Change to the extent resulting from changes in law or other legal or regulatory conditions (in each case other than Changes that affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s industry peers or as compared to the Parent);
     (vii) any Change to the extent resulting from changes in GAAP (in each case other than Changes that affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s industry peers);
     (viii) any Change to the extent resulting from changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes may be deemed to constitute, or be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect);
     (ix) any Change to the extent resulting from any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect); and
     (x) any Change to the extent resulting from the pendency or announcement of the Offer, the Merger or the transactions contemplated by this Agreement, including any loss of employees but not, for the avoidance of doubt, any direct legal or contractual consequence of the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

For the avoidance of doubt, the parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in this paragraph or to Parent Material Adverse Effect in Section 5.1.
     4.2 Capitalization.
          (a) The authorized capital stock of the Company as of the date of this Agreement consists of 35,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $0.0001 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of January 9, 2009, (i) 20,991,316 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of Company Preferred Stock were designated, issued or outstanding.
          (b) There are no issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company.
          (c) Section 4.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of:
     (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan. The Company has made available to the Parent complete and accurate copies of all Company Stock Plans;
     (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. The Company has made available to the Parent complete and accurate copies of all forms of stock option agreements evidencing Company Stock Options; and
     (iii) the number of shares of Company Common Stock reserved for future issuance pursuant to Company Warrants outstanding as of the date of this Agreement and the agreement or other document under which such

Company Warrants were granted and sets forth a complete and accurate list of all holders of Company Warrants indicating the number of shares of Company Common Stock subject to each Company Warrant, and the exercise price, the date of grant and the expiration date thereof. The Company has made available to the Parent complete and accurate copies all agreements or other documents evidencing all Company Warrants.
          (d) Except (i) as set forth in this Section 4.2 and (ii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based stock or equity rights or similar stock or equity rights or obligations. Other than the Stockholder Agreements, neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act. Except as expressly contemplated by this Agreement or as set forth in Section 4.2(d) of the Company Disclosure Schedule, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound, with respect to any equity security of any class of the Company.
          (e) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 4.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

          (f) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries, (ii) provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or (iii) make any investment (in the form of a loan or capital contribution) in any other entity, other than, in the case of clause (ii), guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”) and listed in Section 4.2(f) of the Company Disclosure Schedule.
          (g) No consent of the holders of Company Stock Options is required in connection with the actions contemplated by Section 3.1(c). Section 4.2(g) of the Company Disclosure Schedule sets forth a list with respect to each Company Stock Plan of (i) all holders of Company Stock Options who have agreed to terminate Company Stock Options under such plan immediately prior to the Effective Time in accordance with a termination agreement in the form previously made available to the Parent and (ii) the number of Company Stock Options of each such holder subject to such termination agreements.
          (h) No consent of the holders of any Company Warrant is required in connection with the actions contemplated by Section 3.1(d). Section 4.2(h) of the Company Disclosure Schedule sets forth a list of (i) all holders of Company Warrants that have agreed to terminate such Company Warrants immediately prior to the Effective Time in accordance with a termination agreement in the form previously made available to the Parent and (ii) the number of Company Warrants of each such holder subject to such termination agreements.
     4.3 Subsidiaries.
          (a) Section 4.3 of the Company Disclosure Schedule sets forth, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization or formation. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
          (b) Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.
          (c) The Company has made available to the Parent complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company.
          (d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the Ordinary Course of Business.
     4.4 Authority; No Conflict; Required Filings and Consents.
          (a) The Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and, subject only to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to the extent required by applicable law, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held, (i) determined that the Merger, the Offer and this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved the Merger, the Offer and this Agreement and declared their advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger, to the extent required by applicable law, (iv) to the extent necessary, adopted resolutions having the effect of causing the Company not to be subject to any takeover law or similar law that might otherwise apply to this Agreement, the Stockholder Agreements, the Merger, the Offer or any other transactions contemplated by this Agreement or the Stockholder Agreements and (v) recommended that the holders of Company Common Stock tender their shares into and accept the Offer. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval to the extent required by applicable law. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.
          (b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature, whether arising by contract or by operation of law (“Liens”), on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval (to the extent required by applicable law) and compliance with the requirements specified in clauses (i) through (v) of Section 4.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. Section 4.4(b) of the Company Disclosure Schedule lists all consents, waivers and approvals under any of the Company’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, except for any such consents, waivers or approvals that relate to agreements, licenses and leases that, neither individually nor in the aggregate, are material to the operations of the Company and its Subsidiaries, taken as a whole, and under which the unpaid obligations of any party to any such agreement, license or lease does not exceed $10,000 as of the date of this Agreement.

          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Schedule TO, Offer Documents, Schedule 14D-9 and (if required by applicable law) the proxy or information statement (the “Proxy Statement”) with respect to the Company Meeting (as defined in Section 4.4(d)) with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not reasonably be expected to result in a Company Material Adverse Effect. For purposes of this Agreement, “Governmental Entity” means any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality within or outside of the United States, including the U.S. Food and Drug Administration (“FDA”) and the European Medicines Agency (“EMEA”), Health Canada or any stock market or stock exchange on which shares of Company Common Stock are listed for trading.
          (d) To the extent stockholder approval is required by applicable law, the affirmative vote for adoption of the Company Voting Proposal by the holders of a majority of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.
     4.5 SEC Filings; Financial Statements; Information Provided.
          (a) The Company has filed all registration statements, forms, reports, certifications and other documents required to be filed by the Company with the SEC since it became an SEC reporting company, and has made available to the Parent complete and accurate copies of all registration statements, forms, reports, certifications and other documents filed by the Company with the SEC since May 11, 2007, including all certifications and statements required by (i) Rule 13a-14 or 15d-14 of the Exchange Act or (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Act”)). All such registration statements, forms, reports, certifications and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Documents.” All of the Company SEC Documents are publicly available on the SEC’s EDGAR system. The Company has made available to the Parent complete and accurate copies of all comment letters received by the Company from the staff of the SEC and all responses to such comment letters by or on behalf of the Company. The Company SEC Documents (A) were or will be filed on a timely basis, (B) at the time filed, were or will be prepared in compliance as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (C) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Documents or necessary in order to make the statements in such Company SEC Documents, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. As used in this Section 4.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
          (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Documents at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount or effect. The consolidated, unaudited balance sheet of the Company as of September 30, 2008 is referred to herein as the “Company Balance Sheet.”
          (c) To the Company’s knowledge, Ernst & Young LLP, the Company’s current auditors, is and has been at all times since its engagement by the Company (i) “independent” with respect to the Company within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

          (d) The information to be supplied in writing by or on behalf of the Company for inclusion or incorporation by reference in the Schedule TO or the Offer Documents, on the date the Schedule TO is filed with the SEC and on the date the Offer Documents are first published, sent or given to stockholders of the Company shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement (if required) to be sent to the stockholders of the Company in connection with the Company Meeting, on the date the Proxy Statement is first published, sent or given to stockholders of the Company and at the time of the Company Meeting, shall comply in all material respects with the provisions of applicable securities laws and shall not contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading; provided that no representation or warranty is made pursuant to this Section 4.5(d) with respect to any written information provided by or on behalf of the Parent or the Purchaser for inclusion in the Proxy Statement. If at any time prior to the Effective Time any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment to the Schedule TO or a supplement to the Offer Documents or the Proxy Statement should be discovered by the Company or should occur, the Company shall, reasonably promptly after becoming aware thereof, inform the Parent of such fact or event.
          (e) The value, calculated in the manner prescribed by the Investment Canada Act (Canada), of the assets of the Subsidiaries of the Company carrying on business in Canada and of all other Subsidiaries of the Company in Canada amounts to less than fifty percent (50%) of the value, calculated in the manner prescribed by the Investment Canada Act (Canada), of the assets of the Company and its Subsidiaries.
          (f) The aggregate value of the assets in Canada, determined as of such time and in such manner as may be prescribed by the Competition Act (Canada), that are owned by the Company and its Subsidiaries, other than assets that are shares of any of those Subsidiaries, do not exceed Fifty Million Canadian Dollars (CDN $50,000,000) and the gross revenues from sales in or from Canada, determined for such annual period and in such manner as may be prescribed by the Competition Act (Canada), of the Company and its Subsidiaries do not exceed Fifty Million Canadian Dollars (CDN $50,000,000).
     4.6 No Undisclosed Liabilities; Indebtedness.
          (a) Neither the Company nor any of its Subsidiaries has any obligations or liabilities (whether or not accrued, contingent or otherwise, and whether or not required to be reflected in financial statements in accordance with GAAP), except for: (i) liabilities disclosed in the financial statements contained in the Company SEC Documents filed with the SEC on the

SEC’s EDGAR system at least three business days prior to the date hereof; (ii) liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet; (iii) liabilities in respect of the Company’s transaction expenses with respect to the items set forth in Section 4.22(b) of the Company Disclosure Schedule; and (iv) liabilities that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.
          (b) Section 4.6(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness for borrowed money of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $50,000 is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. For purposes of this Section 4.6(b), “indebtedness” means, with respect to any person, without duplication, (i) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person upon which interest charges are customarily paid, (iv) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (v) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person or creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business), (vi) all capitalized lease obligations of such person, (vii) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (xi) all letters of credit issued for the account of such person, and (x) all guarantees and arrangements having the economic effect of a guarantee by such person of any indebtedness of any other person. All of the outstanding indebtedness of the type described in this Section 4.6(b) of the Company and each of its Subsidiaries may be prepaid by the Company or its Subsidiary at any time without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.
     4.7 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any Change that has had, or would reasonably be expected to result in, a Company Material Adverse Effect; or (ii) any other action or event that would have required the consent of the Parent pursuant to Section 6.1 of this Agreement (other than subsections (a), (b), (m) and (n) of Section 6.1) had such action or event occurred after the date of this Agreement.
     4.8 Taxes.
          (a) Each of the Company and its Subsidiaries has properly filed or caused to filed on a timely basis all material Tax Returns that it was required to file, and all such Tax

Returns were true, correct and complete in all material respects. Each of the Company and its Subsidiaries has paid or caused to be paid on a timely basis all material Taxes that were due and payable by it. The unpaid Taxes of the Company and each of its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet, and all unpaid Taxes of the Company and each of its Subsidiaries for all Tax periods commencing after the date of the Company Balance Sheet arose in the Ordinary Course of Business or as a result of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, provincial, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company or any of its Subsidiaries. All material Taxes that the Company or any of its Subsidiaries was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.
          (b) The Company has made available to the Parent complete and accurate copies of all (i) income, franchise and corporate excise Tax Returns of the Company and any of its Subsidiaries that have been filed relating to Taxes for all taxable periods for which the period for the assessment or collection of Taxes has not expired under the applicable statute of limitations, and (ii) private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, notices of assessment, closing agreements, settlement agreements and pending ruling requests submitted by, received by, or agreed to by or on behalf of the Company or any of its Subsidiaries relating to any material Taxes for all such periods. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company or any of its Subsidiaries, threatened or contemplated and there are no matters under discussion with any Governmental Entity relating to Taxes asserted by such Governmental Entity. Neither the Company nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has agreed to extend or waive the statute of limitations for the assessment or collection of any material Taxes which agreement or waiver remains in effect.
          (c) There are no Liens with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable or being contested in good faith.
          (d) Neither the Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which

Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
          (e) Neither the Company nor any of its Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code.
          (f) Neither the Company nor any of its Subsidiaries has made any invalid, late or excess designations under the scientific research and experimental development tax credit provisions of the Income Tax Act (Canada) or equivalent Canadian provincial legislation, and the activities of the Company and its Subsidiaries for which such tax credits were generated, received or claimed qualify as “scientific research and experimental development” within the meaning of the Income Tax Act (Canada) or equivalent Canadian provincial legislation.
          (g) Neither the Company nor any of its Subsidiaries has for the purposes of the Excise Tax Act (Canada) and the Quebec Sales Tax Act claimed any input tax credit or refund, as the case may be, to which it is not entitled.
          (h) As used in this Agreement:
     (i) “Taxes” shall mean any and all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, employment insurance, social security, business license, business organization, environmental, worker’s compensation, pension, payroll, profits, severance, stamp, occupation, windfall profits, customs, franchise and other taxes of any kind whatsoever imposed by the United States of America, Canada or any state, provincial, local or foreign government, or any agency or political subdivision thereof, and any interest, penalties or additions to tax imposed with respect to such items or any contest or dispute thereof, and
     (ii) “Tax Returns” shall mean any and all reports, returns, or declarations relating to Taxes filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto, including any amendment thereof.

     4.9 Owned and Leased Real Properties.
          (a) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.
          (b) Section 4.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Company Lease, is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. Each of the Company Leases is in full force and effect and is enforceable against the Company or the applicable Subsidiary, as the case may be, and, to the Company’s knowledge, against each other party thereto, in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has made available to the Parent complete and accurate copies of all Company Leases.
     4.10 Intellectual Property.
          (a) Section 4.10(a) of the Company Disclosure Schedule lists all Company Registrations and Lilly Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Registrations to the Company or any of its Subsidiaries, and, to the Company’s knowledge, all assignments of Lilly Registrations to Lilly, have been properly executed and recorded, other than any failure to properly execute and record such assignments that is not material to the Company and its Subsidiaries taken as a whole. To the knowledge of the Company, all issued Company Registrations and all Lilly Registrations are valid and enforceable, all pending patent applications included in the Company Registrations or the Lilly Registrations if issued would be valid and enforceable, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company or Lilly, as applicable.
          (b) There are no inventorship challenges, opposition or nullity proceedings or interferences declared or commenced or, to the knowledge of the Company, threatened, and the Company has no knowledge of any material fact that is reasonably likely to result in an inventorship challenge, opposition or nullity proceeding or interference, with respect to any Patent Rights included in the Company Registrations. The Company and its Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company or any of its Subsidiaries and have made no material misrepresentation in such applications.
          (c) To the Company’s knowledge, there are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or threatened, and the Company has no knowledge of any material fact that is reasonably likely to result in an inventorship challenge, opposition or nullity proceeding or interference, with respect to any Patent Rights included in the Lilly Registrations. To the Company’s knowledge, Lilly has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of Lilly with respect to the Lilly Registrations and has made no material misrepresentation in such applications.
          (d) Except as set forth in Section 4.10(d) of the Company Disclosure Schedule, the Company or a Subsidiary of the Company is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Liens and all joint owners of the Company Owned Intellectual Property are listed in Section 4.10(d) of the Company Disclosure Schedule. The Company Intellectual Property constitutes all Intellectual Property necessary to conduct the Company’s business in the manner currently conducted and contemplated as of the date of this Agreement to be conducted in the future by the Company and its Subsidiaries, other than any Intellectual Property the failure of which to be included in the Company Intellectual Property has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole. To the Company’s knowledge, the Company Intellectual Property includes Patent Rights which contain claims that are directed to the product candidates that are currently being developed by or on behalf of the Company or any of its Subsidiaries (the “Product Candidates”).
          (e) The Company, the appropriate Subsidiary or, to the Company’s knowledge, Lilly has taken reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company and each of its Subsidiaries have complied with all applicable contractual and legal requirements pertaining to information privacy and security, except for failures to comply that are not material to the Company and its Subsidiaries taken as a whole. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. To the knowledge of the Company, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or any of its Subsidiaries, or (ii) breach of the Company’s or any of its Subsidiaries’ security procedures wherein confidential information has been disclosed to a third person.
          (f) The conduct of the business of the Company and its Subsidiaries, as it is currently conducted and as it is currently contemplated to be conducted, does not, in any material respect, infringe, violate or constitute a misappropriation of any Intellectual Property of any third party. Neither the Company nor any of its Subsidiaries has received any complaint, claim or notice (i) alleging any such infringement, violation or misappropriation, or (ii) advising that such person is challenging or threatening to challenge the ownership, use, legality, validity or enforceability of any Company Intellectual Property. None of the manufacturing for commercial sale, marketing or sale of any Product Candidate would infringe, violate or constitute a misappropriation of any Intellectual Property of any third party.
          (g) To the knowledge of the Company, no person (including any current or former employee or consultant of the Company or its Subsidiaries) or entity is infringing, violating or misappropriating any of the Company Intellectual Property. The Company has made available to the Parent complete and accurate copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Intellectual Property, other than any correspondence, analyses or legal opinions under which the Company would reasonably be expected to lose its attorney-client privilege if such materials were made available to the Parent (and provided, in the case of any such correspondence, analyses or legal opinions provided following the date of this Agreement, such privilege cannot be reasonably sufficiently protected using a joint defense or other similar agreement).
          (h) Section 4.10(h) of the Company Disclosure Schedule identifies each material license, covenant or other agreement pursuant to which the Company or a Subsidiary has assigned, transferred, licensed, distributed or otherwise granted any right to any person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property. Except as described in Section 4.10(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has agreed to indemnify any person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any of the Product Candidates or any third party Intellectual Property rights. Except as set forth in Section 4.10(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person.
          (i) Section 4.10(i) of the Company Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company or any of its Subsidiaries Exploits it (excluding currently-available, off the shelf software programs that are licensed by the Company or any of its Subsidiaries pursuant to “shrink wrap” licenses, the total fees associated with which are less than $10,000) and (ii) each agreement, assignment or other instrument pursuant to which the Company or any of its Subsidiaries has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property. No third party inventions, methods, services, materials or processes are included in or required to Exploit any of the Product Candidates, except as specifically set forth in Section 4.10(i) of the Company Disclosure Schedule.

          (j) Each employee of the Company or any of its Subsidiaries and each independent contractor of the Company or any of its Subsidiaries has executed a valid and binding written agreement expressly assigning to the Company or such Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company or its relevant Subsidiary, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.
          (k) The Company and its Subsidiaries have neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, provincial, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of any of the Product Candidates or any facilities or equipment used in connection therewith.
          (l) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Company Owned Intellectual Property, or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, as it is currently conducted and as it is contemplated as of the date of this Agreement to be conducted, excluding currently-available, off the shelf software programs.
          (m) As used in this Agreement:
     (i) “Company Intellectual Property” shall mean the Company Owned Intellectual Property and the Company Licensed Intellectual Property.
     (ii) “Company Licensed Intellectual Property” shall mean all Intellectual Property that (A) is licensed to the Company or a Subsidiary of the Company by Lilly under the Lilly License Agreement or (B) is licensed to the Company or a Subsidiary of the Company by any other third party and, in the case of this clause (B), is material to the Company and its Subsidiaries, taken as a whole.
     (iii) “Company Owned Intellectual Property” shall mean all Intellectual Property that is owned or purported to be owned by the Company or a Subsidiary, in whole or in part, and is material to the Company and its Subsidiaries, taken as a whole.

     (iv) “Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Company or any of its Subsidiaries, alone or jointly with others.
     (v) “Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.
     (vi) “Intellectual Property” shall mean the following subsisting throughout the world:
(A) Patent Rights;
(B) Trademarks and all goodwill in the Trademarks;
(C) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;
(D) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and
(E) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).
     (vii) “Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, and applications for each of the foregoing.
     (viii) “Lilly” means Eli Lilly and Company.
     (ix) “Lilly License Agreement” shall mean the License Agreement, entered into as of December 23, 2005 by and between the Company (as successor to InterMune, Inc.) and Lilly.

     (x) “Lilly Registrations” shall mean all Intellectual Property Registrations that are licensed by the Company or any Subsidiary of the Company from Lilly under the Lilly License Agreement.
     (xi) “Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).
     (xii) “Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.
     4.11 Agreements; Government Contracts.
          (a) Section 4.11(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all agreements (collectively, the “Company Material Contracts”) that are material to the business, assets, liabilities, capitalization, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole. The Company has made available to the Parent a complete and accurate copy of each Company Material Contract. Each Company Material Contract is in full force and effect and is enforceable in accordance with its terms against the Company or the applicable Subsidiary, as the case may be, and, to the Company’s knowledge, against each other party thereto. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) (i) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect or (ii) any Company Material Contract.
          (b) Section 4.11(b) of the Company Disclosure Schedule sets forth a complete and accurate list of each agreement to which the Company or any of its Subsidiaries is a party or bound with any Affiliate of the Company (other than any Subsidiary which is a direct or indirect wholly owned Subsidiary of the Company). Complete and accurate copies of all the agreements listed in Section 4.11(b) of the Company Disclosure Schedule have heretofore been made available to the Parent. Neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that has not been included in any Company SEC Documents filed prior to the date hereof and that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

          (c) There is no non-competition or other similar agreement, judgment, injunction or order to which the Company or any of its Subsidiaries is a party or is subject that has or would reasonably be expected to result in the effect of prohibiting or impairing the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as proposed to be conducted. Neither the Company nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is now, or following the Effective Time the Parent or any of the Parent’s Affiliates (including the Company or any of its Subsidiaries) would be, restricted from selling, licensing or otherwise distributing any of their respective technology, products or Product Candidates, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.
          (d) Neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to Intellectual Property of the Parent or any of the Parent’s Affiliates following the Closing.
          (e) Neither the Company nor any of its Subsidiaries is or has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the Company’s knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has since December 31, 2002 been audited or investigated or is now being audited or, to the Company’s knowledge, investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to the Company’s knowledge, has any such audit or investigation been threatened. To the Company’s knowledge, there is no valid basis for (i) the suspension or debarment of the Company or any of its Subsidiaries from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence that, individually or in the aggregate, have had, or would reasonably be expected to result in, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any agreements which require it to obtain or maintain a security clearance with any Governmental Entity.
     4.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, individually or together with any other actions, suits, proceedings, claims, arbitrations or investigations, is material to the Company and its Subsidiaries, taken as a whole. There are no judgments, orders or decrees outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole. No claims have been asserted or, to the knowledge of the

Company, threatened against the Company or any of its Subsidiaries relating to services, products or product candidates developed, tested, manufactured, marketed, distributed or sold by or on behalf of the Company or any of its Subsidiaries.
     4.13 Environmental Matters.
          (a) Except for such matters that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect:
     (i) the Company and each of its Subsidiaries have at all times complied with, and are not currently in violation of, any applicable Environmental Laws;
     (ii) the Company and each of its Subsidiaries have all permits, licenses and approvals required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted;
     (iii) there is no Contamination of or at the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures);
     (iv) there was no Contamination of or at the properties formerly owned, leased or operated by the Company or any of its Subsidiaries prior to or during the period of time such properties were owned, leased or operated by the Company or any of its Subsidiaries;
     (v) neither the Company nor any of its Subsidiaries is subject to liability for a Release of any Hazardous Substance or Contamination on the property of any third party;
     (vi) neither the Company nor any of its Subsidiaries has Released any Hazardous Substance into the environment;
     (vii) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information, nor are the Company or any of its Subsidiaries aware of any pending or threatened notice, demand, letter, claim or request for information, alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;
     (viii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability or obligation under any Environmental Law or relating to Hazardous Substances;
     (ix) there are no circumstances or conditions involving the Company or any of its Subsidiaries that would reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company or any of its Subsidiaries pursuant to any Environmental Law;
     (x) none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries is listed in the National Priorities List or any other list, schedule, log, inventory or record maintained by any federal, state, provincial or local governmental agency with respect to sites from which there is or has been a Release of any Hazardous Substance or any Contamination;
     (xi) none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries is used, nor was ever used, (A) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Substances, excepting, however, for the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice; (B) for industrial, military or manufacturing purposes; or (C) as a gasoline service station or a facility for selling, dispensing, storing, transferring or handling petroleum and/or petroleum products;
     (xii) there are no underground or above ground storage tanks (whether or not currently in use), urea-formaldehyde materials, asbestos, asbestos containing materials, polychlorinated biphenyls (PCBs) or nuclear fuels or wastes, located on or under any of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, and no underground tank previously located on these properties has been removed therefrom; and
     (xiii) there are no Liens against any of the properties currently owned, leased or operated by the Company or any of its Subsidiaries arising under any Environmental Law.
          (b) For purposes of this Agreement, “Environmental Law” means any foreign, federal, state, provincial or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic, infectious, biological, radioactive or hazardous materials or substances or solid, medical, mixed or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic, infectious, biological, radioactive or hazardous materials or substances, or solid, medical, mixed or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other persons; or (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic, infectious, biological, radioactive or hazardous materials or substances or oil or petroleum products or solid, medical, mixed or hazardous waste.
          (c) For purposes of this Agreement, “Contamination” means the presence of, or Release on, under, from or to, any property of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice.
          (d) For purposes of this Agreement, “Release” or “Released” means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release, however defined, and whether intentional or unintentional, of any Hazardous Substance. The term “Release” shall include any threatened release.
          (e) For purposes of this Agreement, “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon; (iii) any infectious, biological or medical waste, including biohazards, radioactive materials and blood-borne pathogens; or (iv) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.
          (f) Section 4.13(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all documents (whether in hard copy or electronic form) that contain any environmental, human health and safety, or natural resources reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company or any of its Subsidiaries or a third party, and whether done at the initiative of the Company or any of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and of which the Company or any of its Subsidiaries has possession or to which the Company or any of its Subsidiaries has access. A complete and accurate copy of each such document has been made available to the Parent.
     4.14 Employee Benefit Plans.

          (a) Section 4.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”), including a written summary of any unwritten Employee Benefit Plan. For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary. Terms defined in this Section 4.14(a) by reference to the meaning given to such term in a provision of ERISA or the Code refer to all plans, agreements or arrangements that fall within such meaning, regardless of whether the plan, agreement or arrangement in question is itself subject to ERISA or the Code.
          (b) With respect to each Company Employee Plan, the Company has made available to the Parent a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies, (vi) all employee handbooks, (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code for the last three plan years, (viii) all other reports, returns and similar documents filed or required to be filed with any Governmental Entity for the last three plan years and all schedules and attachments thereto, and (ix) for the four most recent years, all actuarial valuation reports and all schedules and attachments thereto.
          (c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms and each of the Company, the Company’s Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan. The Company, each Subsidiary of the Company, each ERISA Affiliate and each Company Employee Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder

(including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA) and all corresponding or similar provisions of any applicable Canadian federal or provincial laws. All filings and reports as to each Company Employee Plan required to have been submitted to the IRS or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability (other than claims made in the ordinary course) under ERISA, the Code or any other applicable law.
          (d) With respect to the Company Employee Plans, each of the Company, the Company’s Subsidiaries and their ERISA Affiliates has made all required contributions thereto and there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.
          (e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date. All the Company Employee Plans that are intended or required to be qualified under applicable Canadian federal or provincial laws are so qualified.
          (f) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has since December 31, 2002 (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or any corresponding or similar provision of any other applicable law relating to plan termination or (ii) ever been obligated to contribute to a “Multiemployer Plan” (as defined in Section 4001(a)(3) of ERISA) or any multi-employer plan within the meaning of applicable Canadian federal and provincial benefits laws. No Company Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan holds securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates.

          (g) Each Company Employee Plan is amendable and terminable unilaterally by the Company and any of the Company’s Subsidiaries which are a party thereto or covered thereby at any time without liability to the Company or any of its Subsidiaries as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any of its Subsidiaries from amending or terminating any such Company Employee Plan. The investment vehicles used to fund the Company Employee Plans may be changed at any time without incurring a sales charge, surrender fee or other similar expense.
          (h) Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such stockholder, director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code, without regard to Section 280G(b)(4); or (iii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has made available to the Parent the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which the Company or the Parent may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.
          (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.
          (j) Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) (i) has been operated in good faith compliance with Code Section 409A, the Treasury Regulations promulgated thereunder and any other guidance issued with respect to Code Section 409A (the “Section 409A Guidance”) at all times since January 1, 2005 through December 31, 2008, (ii) has been operated in compliance with Code Section 409A and the Section 409A Guidance at all times since December 31, 2008, and (iii) has been in documentary compliance within the meaning of Code Section 409A and the

Section 409A Guidance at all times on or after December 31, 2008. No Company Employee Plan that is a “nonqualified deferred compensation plan” that was in existence as of October 3, 2004 has been materially modified (as determined under Code Section 409A and the Section 409A Guidance) after October 3, 2004, except to the extent that such modifications comply in all material respects with Section 409A. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No stock option or equity unit option granted under any Company Employee Plan had an exercise price that was or may have been less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. The Company’s past and current stock option grant practices (i) complied with all applicable Company Stock Plans, stock exchange rules and applicable laws, (ii) have been fairly presented in accordance with GAAP in the Company’s financial statements, and (iii) are not and have not been the subject of any internal investigation, review or inquiry. The Company has not granted, and there is no and has been no Company policy or practice to grant, stock options prior to, or otherwise coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or any of its Subsidiaries or their financial results or prospects.
     4.15 Compliance With Laws.
          (a) The Company and each of its Subsidiaries has complied in all material respects with, and is not in violation in any material respect of, any applicable provisions of any statute, law or regulation, including any applicable Healthcare-Related Law (as defined below), with respect to the conduct of its business or the ownership or operation of its properties or assets, and, without limitation, has implemented written compliance policies and procedures to the extent required by any jurisdiction(s) in which the Company or any of its Subsidiaries operates. Neither the Company nor any of its Subsidiaries has received any notice alleging any material violation with respect to any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.
          (b) Each of the Product Candidates is being, and at all times has been, developed, tested, manufactured, processed, labeled, stored, transported and distributed, as applicable, in compliance in all material respects with all applicable Healthcare-Related Laws, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices.
          (c) Each of the Company and each of its Subsidiaries has all Registrations from the FDA or any other comparable Governmental Entity required to conduct their respective businesses. Each of the Registrations is valid and subsisting in full force and effect, and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. To the Company’s knowledge, neither the FDA nor any other comparable Governmental Entity is, or is considering, limiting, suspending, revoking or terminating such Registrations. To the

Company’s knowledge, there is no false or misleading information or significant omission in any product application or other submission to FDA or any other comparable Governmental Entity. The Company and its Subsidiaries have fulfilled and performed their obligations under each Registration in all material respects, and no material event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation, suspension, limitation or termination of any such Registration or would result in any other impairment of the rights of the holder of any such Registration. No loss or expiration of any Registration is pending or, to the Company’s knowledge, threatened, other than expiration of any Registration in accordance with the terms thereof, and there is no circumstance that would reasonably be expected to cause such Registration to not be renewable upon expiration to the extent permitted by law, as needed. To the Company’s knowledge, any third party that is a supplier, manufacturer, or contractor for the Company or any of its Subsidiaries is in compliance with all Registrations of the FDA or any comparable Governmental Entity. For purposes of this Agreement, “Registrations” means authorizations, approvals, licenses, permits, certificates, or exemptions issued by any Governmental Entity (including, without limitation, pre-market approval applications, pre-market notifications, investigational new drug applications, new drug applications, biologic license applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by the Company or its Subsidiaries that are required for, among other things, the research, development, manufacture, processing, labeling, distribution, marketing, storage, transportation, use, sale and provision of the products and services of the Company and its Subsidiaries.
          (d) To the Company’s knowledge, the pre-clinical and clinical trials (including any post-marketing studies) conducted by or on behalf of the Company or its Subsidiaries, and the clinical trials conducted by Lilly with respect to Oritavancin, were, and if still pending, are, being conducted in all material respects in accordance with all clinical protocols, informed consents and applicable Healthcare-Related Laws, including the good clinical practice and good laboratory practice requirements contained in 21 C.F.R. Parts 50, 54, 56, 58 and 312, the post-market study and clinical trial requirements set forth in 21 U.S.C. § 355(o), and the clinical trial disclosure requirements set forth in 42 U.S.C. § 282(j). Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, Lilly with respect to the clinical trials it conducted with respect to Oritavancin, has been notified by any Governmental Entity of any restriction on the pre-clinical or clinical trials conducted or currently being conducted by or on behalf of the Company or its Subsidiaries. The descriptions of, protocols for, and data and other results of, the pre-clinical and clinical trials conducted or currently being conducted by or on behalf of the Company or its Subsidiaries, and, to the Company’s knowledge, the clinical trials conducted by Lilly with respect to Oritavancin, that have been made available to the Parent are complete and accurate in all material respects.
          (e) Neither the Company nor any of its Subsidiaries is subject to any obligation arising under an administrative, judicial or regulatory action or has, since December 31, 2005, received any warning or untitled letter, report of inspection observations (including FDA Form 483s), establishment inspection report, notice of violation, or other document from the FDA or any other Governmental Entity relating to the Product Candidates and alleging a lack of compliance by the Company or its Subsidiaries with any Healthcare-Related Law.
          (f) Neither the Company nor any of its Subsidiaries is subject to any investigation that is pending and of which the Company has been notified or, to the Company’s knowledge, which has been threatened, by (i) the FDA, (ii) the Department of Health and Human Services or Department of Justice, or (iii) any comparable Governmental Entity, or subject to any determination by a Governmental Entity excluding, suspending, debarring or otherwise restricting, or proposing to so restrict the Company or any of its Subsidiaries from participation in any health care program, whether pursuant to 42 U.S.C. § 1320a-7, 21 U.S.C. § 335a, or other applicable law.
          (g) Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of the Company’s or its Subsidiaries’ officers, employees, contractors or agents, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or for any other state or foreign governmental authority to invoke substantially similar policies.
          (h) Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of the Company’s or its Subsidiaries’ officers, employees, contractors, or agents, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a or any similar state or foreign law. Neither the Company nor any of its Subsidiaries has used, employed, hired or contracted with any clinical investigator who has been disqualified under 21 C.F.R. § 312.70 or who has engaged in any conduct that would reasonably be expected to result in disqualification as a clinical investigator under 21 C.F.R. § 312.70.
          (i) Neither the Company nor any of its Subsidiaries has submitted any claim seeking payment directly or indirectly from any healthcare payment program in connection with any products or Product Candidates.
          (j) To the Company’s knowledge, neither the Company nor any of its Subsidiaries has failed to comply in any material respect with any applicable security and privacy standards regarding protected health information under HIPAA (as defined below), any applicable foreign, federal, state, provincial or local privacy laws, or any contractual requirements relating to the privacy and/or security of individually identifiable health information.
          (k) Set forth in Section 4.15(k) of the Company Disclosure Schedule is a true and complete list of all of the Product Candidates noting, where applicable, (i) the phase as of the date of this Agreement of clinical trial or development each Product Candidate is in and (ii) those Product Candidates where FDA and/or other regulatory approval including foreign approvals, has been applied for and/or received, and listing the application made and/or the approval or decision thereon obtained. The Company has made available to the Parent complete and accurate copies of, without limitation, (i) any investigational new drug applications or new drug applications submitted to the FDA or any other Governmental Entity by or on behalf of the Company or its Subsidiaries, including any supplements thereto, (ii) all final study results and/or reports relating to Product Candidates, (iii) all correspondence to or from the FDA or other Governmental Entities, including meeting minutes and records of material contacts, (iv) all documents in the Company’s and its Subsidiaries’ possession related to inspections by the FDA or other Governmental Entities and (v) all information relating to adverse drug experiences obtained or otherwise received by the Company or its Subsidiaries from any source with respect to the Product Candidates.
          (l) As used in this Agreement, the term “Healthcare-Related Law” means (i) the Federal Food, Drug and Cosmetic Act, (ii) the Public Health Service Act, (iii) the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) (known as the “Anti-Kickback Statute”)), (iv) the Medicare statute, federal and state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), (v) statutes governing TRICARE (10 U.S.C. § 1071 et seq.) or other U.S. federal government employee healthcare programs, (vi) the civil False Claims Act (31 U.S.C. § 3729 et seq.), (vii) criminal false claims and false statements statutes (e.g., 18 U.S.C. §§ 287 and 1001), (viii) the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), (ix) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. 104-191) (“HIPAA”), (x) Section 353 of the Public Health Services Act (42 U.S.C. § 263a) as revised by the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”), (xi) all regulations, guidances, rules, standards, guidelines, policies and orders promulgated under any Healthcare-Related Law described in clauses (i)-(x) of this definition or otherwise administered or issued by any Governmental Entity created by or enforcing any such Healthcare-Related Law and (xii) all other foreign, federal, state, provincial and local statutes, laws, regulations, directives, rules, standards, guidelines, policies and orders relating to the subject matter of any of the Healthcare- Related Laws described in clauses (i)-(x) of this definition, including those administered by the EMEA or Health Canada.
     4.16 Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted and that are material to the Company and its Subsidiaries taken as a whole (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

     4.17 Labor Matters.
          (a) Section 4.17(a) of the Company Disclosure Schedule contains a list of all employees of the Company and each of its Subsidiaries, along with the position and the annual base salary of, and expected cash bonus payments to, each such person. Each current or past employee of the Company or any of its Subsidiaries has entered into a confidentiality and assignment of inventions agreement with the Company, a copy or form of which has previously been made available to the Parent. All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and (ii) is subject to general principles of equity. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company and each of its Subsidiaries are in material compliance with all applicable laws relating to the hiring, employment, and termination of employees. Section 4.17(a) of the Company Disclosure Schedule lists all employees of the Company employed in the United States who are not citizens of the United States.
          (b) No employee of the Company or any of its Subsidiaries (i) has an employment agreement, (ii) to the Company’s knowledge, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (iii) in the case of any key employee or group of key employees, has given notice to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.
          (c) Section 4.17(c) of the Company Disclosure Schedule contains a list of all independent contractors and consultants currently engaged by the Company or any of its Subsidiaries, along with the position, date of retention and rate of remuneration for each such person. Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, none of such independent contractors or consultants is a party to a written agreement or contract with either the Company or any of its Subsidiaries. Each such independent contractor and consultant has entered into a confidentiality and assignment of inventions agreement with the Company or any of its Subsidiaries, a copy or form of which has previously been made available to the Parent.

There are no, and at no time have been, any independent contractors or consultants who have provided services to the Company for a period of six consecutive months or longer. Neither the Company nor any of its Subsidiaries has ever had any temporary or leased employees.
          (d) Neither the Company nor any of its Subsidiaries has caused or will cause any “employment loss” (as that term is defined or used in the Worker Adjustment Retraining Notification Act) at any time from the date that is 90 days immediately preceding the date of this Agreement and continuing through the Closing Date.
          (e) Section 4.17(e) of the Company Disclosure Schedule contains a list of all severance costs incurred or to be incurred by the Company and its Subsidiaries in connection with the termination of the employment of employees of the Company or any Subsidiary in connection with the Company’s December 2008 restructuring and the related reduction in workforce.
     4.18 Insurance. Section 4.18 of the Company Disclosure Schedule lists each of the insurance policies of the Company and its Subsidiaries currently in effect (the “Insurance Policies”). Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of the transactions contemplated by this Agreement. The Company and each of its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All claims under the Insurance Policies have been filed in a timely fashion.
     4.19 No Existing Discussions. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal. Since June 30, 2008, neither the Company nor any of its Subsidiaries has waived any material benefits of, modified in any adverse respect, or consented to any matter with respect to which its consent is required under, any standstill, confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party.
     4.20 Opinion of Financial Advisor. The financial advisor of the Company, Leerink Swann LLC (the “Financial Advisor”), has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, the consideration to be paid to the holders of Company Common Stock in the Offer and the Merger, together and not separately, is fair to the holders of Company Common Stock from a financial point of view, a signed copy of which will be made available to the Parent as soon as possible on or following the date hereof.
     4.21 Section 203 of the DGCL Not Applicable. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” with an “interested stockholder” (each as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the Stockholder Agreements (or any schedule or exhibit hereto or thereto) or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or the Stockholder Agreements (or any schedule or exhibit hereto or thereto).
     4.22 Brokers; Schedule of Fees and Expenses.
          (a) No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action or agreement of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except the Financial Advisor, whose fees and expense shall be paid by the Company (other than with respect to any fees payable upon any CPR payments, which shall be payable by the Parent or the Surviving Corporation). The Company has made available to the Parent complete and accurate copies of all agreements pursuant to which the Financial Advisor is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.
          (b) Section 4.22(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the estimated fees and expenses incurred and to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement (including the fees and expenses of the Financial Advisor and of the Company’s legal counsel and accountants).
     4.23 Rule 14d-10. The Company Board has determined that each of the members of the Compensation Committee of the Company Board (the “Compensation Committee”) are, and the Company represents and warrants that each of the members of the Compensation Committee are and at the Acceptance Time will be, “independent directors” as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules and eligible to serve on the Compensation Committee under the Exchange Act and the rules and regulations thereunder and all applicable NASDAQ Marketplace Rules. On or prior to the date hereof, the Compensation Committee approved each Company Compensation Arrangement (as defined in this Section 4.23) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Approved Company Compensation Arrangement”), and has taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangements in accordance to Rule 14d-10(d)(2) under the Exchange Act. The Company has provided copies of all resolutions adopted or actions taken in connection with all Approved Company Compensation Arrangements. Each Approved Company Compensation Arrangement in existence as of the date hereof is listed on Section 4.23 of the Company Disclosure Schedule. As used in this Agreement, “Company Compensation Arrangement” means (i) any employment agreement, severance agreement or change of control agreement between the Company or any of its Subsidiaries, on the one hand, and any officer, director or other stockholder of the Company or any of its Subsidiaries, on the

other hand, and any amendments thereto entered into during the 12 months immediately prior to the date hereof and (ii) any Company Stock Options.
     4.24 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes Act.
          (a) The Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
          (b) The Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 4.24(b) of the Company Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
          (c) Since January 1, 2006 through the date of this Agreement, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.
          (d) Neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including any certifications required by Section 906 of the Sarbanes Act.
          (e) The Company has not, since May 11, 2007, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company. Section 4.24(e) of the Company Disclosure Schedule identifies any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF THE PARENT AND THE PURCHASER
     The Parent and the Purchaser represent and warrant to the Company that the statements contained in this Article V are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Parent and the Purchaser to the Company on or before the date of this Agreement (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article V and the disclosure in any paragraph of the Parent Disclosure Schedule shall qualify (1) the corresponding paragraph in this Article V and (2) the other paragraphs in this Article V only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.
     5.1 Organization, Standing and Power.
          (a) Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or in good standing would reasonably be expected to result in a Parent Material Adverse Effect.
          (b) For purposes of this Agreement, the term “Parent Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes occurring or existing prior to the determination of a Parent Material Adverse Effect, has a material adverse effect on (i) the business, assets, liabilities, capitalization, condition (financial or other) or results of operations of the Parent and its Subsidiaries, taken as a whole or (ii) the ability of the Parent or the Purchaser to consummate the transactions contemplated by this Agreement; provided, however, that, in the case of clause (i) of the definition of Parent Material Adverse Effect, none of the following (to the extent arising after the date hereof) shall be deemed to be or constitute a Parent Material Adverse Effect, or taken into account when determining whether a “Parent Material Adverse Effect” has occurred or would occur:
          (i) any Change to the extent resulting from general economic conditions in the United States or any other country or region in the world (in each case other than Changes that affect the Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Parent’s industry peers);
          (ii) any Change to the extent resulting from conditions in the industries in which the Parent and its Subsidiaries conduct business (in each case other than Changes that affect the Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Parent’s industry peers);
          (iii) any Change to the extent resulting from acts of war, sabotage or terrorism in the United States or any other country or region in the world (in each case other than Changes that affect the Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Parent’s industry peers);
          (iv) any Change to the extent resulting from the taking of any action required by this Agreement, or the failure to take any action prohibited by this Agreement;
          (v) any Change to the extent resulting from any actions taken, or failure to take action, in each case which the Company has requested in writing or approved in writing or to which the Company has consented in writing;
          (vi) any Change to the extent resulting from changes in law or other legal or regulatory conditions (in each case other than Changes that affect the Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Parent’s industry peers);
          (vii) any Change to the extent resulting from changes in GAAP (in each case other than Changes that affect the Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Parent’s industry peers);
          (viii) any Change to the extent resulting from changes in the Parent’s stock price or the trading volume of the Parent’s stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes may be deemed to constitute, or be taken into account in determining whether there has been, or would be, a Parent Material Adverse Effect);
          (ix) any Change to the extent resulting from any failure by the Parent to meet any public estimates or expectations of the Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would be, a Parent Material Adverse Effect);
          (x) any Change to the extent resulting from the pendency or announcement of the Offer, the Merger or the transactions contemplated by this Agreement (but not, for the avoidance of doubt, any direct legal or contractual consequence of the Parent’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby); and
          (xi) any Changes with respect to (i) a potential patent term extension for the Parent’s U.S. patent with respect to Angiomax or the agreements between the Parent and the Parent’s licensor pertaining to Angiomax or (ii) the development or potential commercialization of Cangrelor.
     5.2 Authority; No Conflict; Required Filings and Consents.
          (a) Each of the Parent and the Purchaser has all requisite corporate power and authority to enter into this Agreement and the CPR Agreement, perform its obligations hereunder or thereunder and consummate the transactions contemplated by this Agreement and the CPR Agreement. The execution and delivery of this Agreement and the CPR Agreement by the Parent and the Purchaser and the consummation by the Parent and the Purchaser of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of each of the Parent and the Purchaser (other than the adoption of this Agreement by the Parent in its capacity as the sole stockholder of the Purchaser, which shall occur prior to the Closing Date). This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and constitutes the valid and binding obligation of each of the Parent and the Purchaser, enforceable in accordance with its terms.
          (b) The execution and delivery of this Agreement by each of the Parent and the Purchaser do not, and the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Parent or the Purchaser, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Parent or the Purchaser is a party or by which either of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (iv) of Section 5.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Purchaser or any of their properties or assets, except in the case of clauses (ii) and (iii) of this Section 5.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect.
          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with any Governmental Entity is required by or with respect to the Parent or the Purchaser in connection with the execution and delivery of this Agreement or the consummation by the Parent or the Purchaser of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) required filings under the Securities Act and the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable “takeover” or state securities laws and the securities laws of any foreign country, and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings, the failure of which, if not obtained or made, would not reasonably be expected to result in a Parent Material Adverse Effect.
     5.3 SEC Filings; Financial Statements; Information Provided.
          (a) The Parent has filed all registration statements, forms, reports, certifications and other documents required to be filed by the Parent with the SEC between January 1, 2008 and the date of this Agreement and has made available to the Company complete and accurate copies of all registration statements, forms, reports, certifications and other documents filed by the Parent with the SEC between January 1, 2008 and the date of this Agreement, all of which are publicly available on the SEC’s EDGAR system. All such registration statements, forms, reports, certifications and other documents are referred to herein as the “Parent SEC Documents.” The Parent SEC Documents (i) were filed on a timely basis, (ii) at the time filed, were prepared in compliance as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and (iii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Documents or necessary in order to make the statements in such Parent SEC Documents, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Parent SEC Documents at the time filed (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of the Parent and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Parent and its Subsidiaries, except that the unaudited interim financial statements were subject to normal year-end adjustments which were not expected to be material in amount. The consolidated, unaudited balance sheet of the Parent as of September 30, 2008 is referred to herein as the “Parent Balance Sheet.”
          (c) The information to be supplied in writing by or on behalf of the Parent for inclusion in the Schedule 14D-9, on the date the Schedule 14D-9 is filed with the SEC, and on the date the Schedule 14D 9 is first published, sent or given to stockholders of the Company, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     5.4 Absence of Certain Changes or Events. Between the date of the Parent Balance Sheet and the date of this Agreement, there has not been any Change that has had, or would reasonably be expected to result in, a Parent Material Adverse Effect.
     5.5 Lilly License Agreement. Neither the Parent nor any of its Subsidiaries (a) owns, licenses or has any other proprietary right to any compound or product that contains as an active ingredient any compound claimed in a Licensed Patent (as defined in the Lilly License Agreement) or (b) has a glycopeptide research and development program.
     5.6 Interim Operations of the Purchaser. The Purchaser is a wholly owned subsidiary of the Parent and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not engaged in any other business activities and has conducted its operations only as contemplated hereby.
ARTICLE VI
CONDUCT OF BUSINESS
     6.1 Conduct Prior to Effective Time. Except as expressly consented to in writing by the Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or as listed on Section 6.1 of the Company Disclosure Schedule, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply in all material respects with all applicable laws, rules and regulations, and use reasonable best efforts, consistent with past practices, to maintain and preserve its and each of its Subsidiaries’ business organization, assets, and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with strategic partners, customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at and after the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except as specifically set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Parent:
          (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) split, combine or reclassify any of its capital stock or, except for the issuance of shares of Company Common Stock upon the exercise of any Company Stock Options or Company Warrants outstanding on the date of this Agreement, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities except, in the case of this clause (iii), for (A) the acquisition of shares of Company Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required under the terms of such Company Stock Options as in effect on the date hereof; or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to the Company or any of its Subsidiaries at a price per share equal to the lesser of the fair market value per share of Company Common Stock on the date of repurchase and the original issue price of such shares of Company Common Stock;
          (b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Warrants outstanding on the date of this Agreement in accordance with their present terms;
          (c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

          (d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole;
          (e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries;
          (f) whether or not in the Ordinary Course of Business, sell, dispose of, license, or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or Intellectual Property or any assets or the stock of any Subsidiaries);
          (g) adopt or implement any stockholder rights plan;
          (h) except for a confidentiality agreement as permitted by Section 7.1, enter into an agreement with respect to any merger, amalgamation, consolidation, liquidation or business combination, or any acquisition or disposition of all or any material portion of the assets or securities of the Company or any of its Subsidiaries;
          (i) (i) incur or suffer to exist any indebtedness for borrowed money (other than the indebtedness which existed as of the date of this Agreement as set forth on Section 6.1(i) of the Company Disclosure Schedule) or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investments in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices, exchange rates or interest rates;
          (j) make any individual capital expenditure or other expenditure with respect to property, plant or equipment in excess of $10,000, or make capital expenditures or other expenditures with respect to property, plan or equipment in excess of $100,000 in the aggregate for the Company and its Subsidiaries, taken as a whole;
          (k) make any change in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

          (l) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or (ii) claims, liabilities or obligations incurred since the date of such financial statements in the Ordinary Course of Business and consistent with the limitations set forth in this Agreement;
          (m) modify, amend or terminate any Company Material Contract, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company or any of its Subsidiaries) with respect to the foregoing;
          (n) (i) enter into any material contract or agreement, (ii) enter into any agreement that is not terminable upon 90 days’ prior notice or does not terminate within 90 days after the date hereof, in each case without prepayment or penalty, or (iii) license any material Intellectual Property rights to or from any third party;
          (o) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof or as provided in Section 3.1(c) of this Agreement, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;
          (p) hire any new employees or terminate any employees other than for cause;
          (q) make or rescind any material Tax election, settle or compromise any material Tax liability or amend any material Tax Return;
          (r) initiate, compromise or settle any material litigation or arbitration proceeding;

          (s) open or close any facility or office;
          (t) with respect to any Insurance Policies, fail to (i) pay all premiums due thereunder, (ii) renew any expiring Insurance Policies in accordance with the provisions of Section 6.1(t) of the Company Disclosure Schedule or (iii) comply with any other obligations thereunder;
          (u) initiate any pre-clinical trials, clinical trials or any other program, study, investigation or collaboration (or make any filing or application with any Governmental Entity with respect thereto) or materially alter ongoing activities or currently planned activities with respect to ongoing pre-clinical trials, clinical trials, programs, studies, investigations or collaborations (or related filings or applications) of the Company or any of its Subsidiaries, each of which ongoing or planned activity is set forth in Section 6.1(u) of the Company Disclosure Schedule;
          (v) (i) sell, dispose of, license, or otherwise transfer any rights to Oritavancin, (ii) modify, amend or terminate any agreement relating to Oritavancin, including the Lilly License Agreement, (iii) knowingly waive, release or assign any rights or claims with respect to Oritavancin or (iv) enter into any agreement relating to Oritavancin;
          (w) take any action that would cause any Company Compensation Arrangement not to satisfy the requirements of the non-exclusive safe-harbor in Rule 14d-10(d)(2) under the Exchange Act; or
          (x) authorize any of, or commit or agree, in writing or otherwise, to take any of, (i) the foregoing actions or (ii) any other action with the knowledge that such action would make any representation or warranty of the Company set forth in this Agreement untrue or incorrect in any material respect (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein), or would materially impair the ability to satisfy, or prevent the satisfaction of, any condition in Article VIII or Annex I of this Agreement.
     6.2 Confidentiality. The parties acknowledge that the Parent and the Company have previously executed a confidentiality agreement, dated as of October 6, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VII
ADDITIONAL AGREEMENTS
     7.1 No Solicitation.
          (a) Except as set forth in this Section 7.1, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors, agents or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors, agents and representatives, collectively, “Representatives”) to directly or indirectly:
          (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, including (A) approving any transaction under Section 203 of the DGCL, (B) approving any person becoming an “interested stockholder” under Section 203 of the DGCL or (C) amending or granting any waiver or releasing any material benefits of, modifying in any adverse respect, failing to enforce, or consenting to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party; or
          (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, knowingly assist, or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.
Notwithstanding the foregoing, prior to the acceptance for payment of any shares of Company Common Stock pursuant to the Offer (the “Specified Time”), the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by the Company Board after consultation with outside counsel, in response to a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that the Company Board reasonably determines in good faith after consultation with outside counsel and the Financial Advisor or another nationally recognized independent financial advisor is, or is reasonably likely to lead to, a Superior Proposal, in each case that did not result from a breach by the Company of this Section 7.1, and not earlier than three business days after providing the notice contemplated by Section 7.1(c), (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement other than any standstill restrictions and (y) participate in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such person and its Representatives regarding any Acquisition Proposal. In addition, notwithstanding the foregoing, prior to the Specified Time, the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by the Company Board after consultation with outside counsel, grant a waiver or release under any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party for the sole purpose of allowing the other party to such agreement to submit an Acquisition Proposal that constitutes, or is reasonably likely to lead to, a Superior Proposal, in each case that did not result from a breach by the Company of this Section 7.1. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.1(a) by any Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 7.1(a) by the Company.
          (b) Neither the Company Board nor any committee thereof shall:
          (i) except as set forth in this Section 7.1(b), withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent or the Purchaser, the approval or recommendation by the Company Board or any such committee of this Agreement, the Offer or the Merger or that the stockholders of the Company tender their shares into and accept the Offer;
          (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Acquisition Agreement”) constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 7.1(a) entered into in the circumstances referred to in Section 7.1(a));
          (iii) withdraw or modify, or propose to withdraw or modify, the approval by the Compensation Committee of the Company Compensation Arrangements as Approved Company Compensation Arrangements for purposes of satisfying the requirements of the non-exclusive safe-harbor in accordance to Rule 14d-10(d)(2) under the Exchange Act; or
          (iv) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.
Notwithstanding the foregoing, provided the Company shall not have breached its obligations under Section 7.1(a), the Company Board may withdraw or modify the recommendation by the Company Board or any committee thereof of this Agreement, the Offer or the Merger in circumstances in which the Company Board has determined that a Superior Proposal is outstanding, if:
(A) the Company Board determines in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do so, but only at a time that is prior to the Specified Time and is after the fourth business day following the Parent’s receipt of written notice (an “Adverse Recommendation Notice”) advising the Parent that the

Company Board intends to withdraw or modify the recommendation (and the manner and timing in which it intends to do so);
(B) the Company provides the Parent with a reasonable opportunity to make adjustments in the terms and conditions of this Agreement and negotiates in good faith with the Parent with respect thereto during the four business day period after the Parent has received the Adverse Recommendation Notice, in each case as would enable the Company Board or committee thereof to maintain in effect its recommendation in favor of this Agreement, the Offer and the Merger;
(C) such withdrawal is due to the existence of a Superior Proposal, and the Company has complied with the requirements of Section 7.1(c), including specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; and
(D) the Parent shall not have within four business days of the receipt of the Adverse Recommendation Notice made an offer or proposal that the Company Board determines in good faith (after consultation with its financial and legal advisors) to be at least as favorable to the Company’s stockholders from a financial point of view as such Superior Proposal.
In addition, and notwithstanding the foregoing, at any time prior to the Specified Time, the Company Board may in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Company Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”), withdraw or modify its recommendation of this Agreement, the Offer or the Merger if the Company Board has concluded in good faith, after consultation with its outside counsel, that, in light of such Intervening Event, its fiduciary obligations require it to take such action; provided that, the Company Board shall not be entitled to take such action pursuant to this sentence unless the Company has (x) provided to the Parent at least four business days’ prior written notice advising the Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such four business day period, if requested by the Parent, engaged in good faith negotiations with the Parent to amend this Agreement in such a manner that obviates the need for taking such action as a result of the Intervening Event. Any Company Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Company Board, nor shall any Company Adverse Recommendation Change have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Offer and the Merger.
          (c) The Company shall promptly, and in any event within one business day, advise the Parent orally, with written confirmation to follow within 24 hours, of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or any inquiry with respect to, or that may reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. The Company shall (i) keep the Parent reasonably informed, on a current basis, of the status and details (including any change to the terms) of any such Acquisition Proposal or inquiry, (ii) provide to the Parent as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company, including those provided by electronic mail, from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Acquisition Proposal and (iii) if the Parent shall make a counterproposal, consider in good faith the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Superior Proposal or inquiry, the Company shall furnish a copy of such information to the Parent.
          (d) Nothing contained in Section 7.1 shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, in no event shall the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 7.1(b).
          (e) The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. The Company shall promptly request the return or destruction of all copies of nonpublic information it or its Subsidiaries and its and their Representatives have distributed on or prior to the date of this Agreement to other potential purchasers returned to the Company as soon as possible.
          (f) For purposes of this Agreement:
          “Acquisition Proposal” means (i) any inquiry, proposal or offer for a license or collaboration transaction involving Oritavancin, or for a merger, amalgamation, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company or any of its Subsidiaries, (ii) any proposal for the issuance by the Company or any of its Subsidiaries of 15% or more of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of the Company, in each case other than the transactions contemplated by this Agreement.
          “Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire all the equity securities or all or substantially all of the assets of the Company, pursuant to a tender or exchange offer, a merger, a sale of its assets or by entry into an exclusive, worldwide license of Oritavancin for the term of the patents and patent applications covered by the Lilly License Agreement (including any extensions or renewals of the terms of such patents or patent applications), which license contains no limitations on the field of use other than any such limitations required by the terms of the Lilly License Agreement, (i) on terms which the Company Board determines in its good faith judgment to be materially more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with the Financial Advisor or another nationally recognized independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Parent to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.
     7.2 Access to Information. The Company shall, and shall cause each of its Subsidiaries and the Company’s and such Subsidiaries’ Representatives to, afford to the Parent and its Representatives complete access, at all reasonable times, during the period prior to the Effective Time, to all of the Company’s and any of its Subsidiaries’ properties, books, records, agreements and personnel and shall furnish the Parent all financial, operating and other data and information as the Parent may reasonably request. Unless otherwise required by law, the Parent will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. Without limiting the generality of the foregoing, the Company shall, within two business days of any request therefor, provide to the Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). The Company shall use reasonable best efforts to secure for the Company access to and copies of the workpapers of its independent public accountants. No information or knowledge obtained in any investigation pursuant to this Section 7.2 or otherwise shall affect or be deemed to modify any representation or warranty contained in the Agreement or the conditions to the obligations of the parties to consummate the Offer or the Merger. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to disclose any information if doing so would (a) violate any applicable laws, rules or regulations, (b) result in the loss of attorney-client privilege with respect to such information (provided that such privilege cannot be reasonably sufficiently protected using a joint defense or other similar agreement) or (c) result in a breach of an agreement to which the Company or any of its Subsidiaries is a party or result in the disclosure of trade secrets of third parties.
     7.3 Legal Conditions to the Merger.
          (a) Subject to the terms hereof, including Section 7.3(b), the Company and the Parent shall each use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Offer and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Parent shall cooperate with each other in connection with the making of all such filings and shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Offer Documents) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Parent and the Company agree that nothing contained in this Section 7.3(a) shall modify or affect their respective rights and responsibilities under Section 7.3(b).
          (b) Subject to the terms hereof, the Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals and the expiration of any waiting periods required for consummation of the Offer under the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state, provincial or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), and to respond to any government requests for information under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding anything in this Agreement to the contrary, neither the Parent nor any of its Affiliates shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets of the Parent or any of its Affiliates or the Company or any of its Affiliates or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of the Parent or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or (ii) take any action under this Section 7.3 if the United States Department of Justice or the United States

Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order, or otherwise initiate administrative litigation, to enjoin consummation of the Merger, if in either case, Parent believes in good faith that such action would have more than a de minimus adverse effect on the business or operations of the Parent and its subsidiaries, taken as a whole, or the business or operations of the Company and its Subsidiaries, taken as a whole.
          (c) The Company shall confer with the Parent on a regular and frequent basis as reasonably requested by the Parent concerning operational matters and promptly advise the Parent orally and in writing of any Change having, or which, insofar as reasonably can be foreseen, would reasonably be expected to result in, a Company Material Adverse Effect. The Company shall promptly deliver to the Parent (or its counsel) complete and accurate copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.
          (d) Neither the Company nor any of its Affiliates shall make any settlement offers or, except as directed by the Parent, negotiate any consent decree or consent order with any Governmental Entity relating to the transactions contemplated by this Agreement. The Parent alone shall be responsible for making any settlement offers and negotiating any consent decree or consent order with any Governmental Entity relating to the transactions contemplated by this Agreement. The Parent shall promptly communicate to the Company if any Governmental Entity suggests or proffers any settlement, consent decree or consent order, including the material terms thereof (and any written documentation provided by such Governmental Entity reflecting the same). The Parent may accept or reject any settlement, consent decree or consent order proposed by any Governmental Entity in its sole discretion if Parent believes in good faith that such settlement, consent decree or consent order would have more than a de minimus adverse effect on the business or operations of the Parent and its subsidiaries, taken as a whole, or the business or operations of the Company and its Subsidiaries, taken as a whole.
          (e) Without limiting the generality of Section 7.3(a), if any “fair price” or “control share acquisition” or “anti-takeover” statute, or other similar statute or regulation or any state “blue sky” statute shall become applicable to the transactions contemplated by this Agreement or by the Stockholder Agreements (or any schedule or exhibit hereto or thereto), the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby, and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.
     7.4 Notification of Certain Matters.
          (a) The Company shall give prompt notice to the Parent if, at any time prior to the Acceptance Time:

          (i) any Change occurs or exists that would result in any representation or warranty of the Company contained in this Agreement that is qualified as to materiality not being true and accurate in any respect as if such representation or warranty were made at such time, or any such representation or warranty that is not so qualified not being true and accurate in any material respect as if such representation or warranty were made at such time, or
          (ii) the Company fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement;
provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of the parties hereunder. Without limiting the foregoing, the Company shall, within 24 hours after it has notice of any of the following, notify the Parent of:
(A) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;
(B) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and
(C) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transaction contemplated hereby.
          (b) The Parent shall give prompt notice to the Company if, at any time prior to the Acceptance Time:
          (i) any Change occurs or exists that would result in any representation or warranty of the Parent or the Purchaser contained in this Agreement that is qualified as to materiality not being true and accurate in any respect as if such representation or warranty were made at such time, or any such representation or warranty that is not so qualified not being true and accurate in any material respect as if such representation or warranty were made at such time, or

          (ii) the Parent or the Purchaser fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under this Agreement;
provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations, warranties, covenants or agreements of the Parent or the Purchaser or the conditions to the obligations of the parties hereunder.
     7.5 Company Stockholder Approval of the Merger.
          (a) If the adoption of this Agreement by the stockholders of the Company is required under the DGCL in order to consummate the Merger, the Company shall, acting through the Company Board, at the Parent’s request, as soon as practicable following the acceptance for payment of, and payment for, shares of Company Common Stock by the Purchaser in the Offer (coordinating the timing thereof with the Parent), duly call, give notice of, convene and hold the Company Meeting for the purpose of obtaining such stockholder approval. Subject to Section 7.1, to the fullest extent permitted by law, the Company shall, through the Company Board, recommend to its stockholders that they adopt this Agreement and approve the Merger. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 7.5(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement, the Offer or the Merger. Notwithstanding the foregoing, if the Purchaser or any other subsidiary of the Parent shall acquire at least 90% of the outstanding shares of the Company Common Stock, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.
          (b) If the adoption of this Agreement by the stockholders of the Company is required under the DGCL in order to consummate the Merger, the Company shall, at the Parent’s request, as soon as practicable following the acceptance for payment of, and payment for, shares of Company Common Stock by the Purchaser in the Offer, prepare and file with the SEC the Proxy Statement in accordance with the Exchange Act and any other applicable laws, and will use its all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify the Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or for additional information, and shall supply the Parent with copies of all correspondence between the Company or any of its representatives, on the on hand, and the SEC, or its staff, or any other government officials on the other hand with respect to the Proxy Statement. The Company shall consult with the Parent and its counsel prior to responding to any comments from the SEC or its staff or any other government officials. If at any time prior to the Company Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders and file with the SEC any such amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to the Company’s stockholders unless it has first obtained the consent of the Parent to such mailing, which consent shall not be unreasonably withheld, conditioned or delayed.
          (c) The Parent shall cause all shares of Company Common Stock purchased by the Purchaser pursuant to the Offer and all other shares of Company Common Stock owned by the Parent or the Purchaser or any other subsidiary of the Parent to be voted in favor of the adoption of this Agreement.
     7.6 Public Disclosure. Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall each use reasonable best efforts to consult with the other party before issuing, and provide each other with a reasonable opportunity to review and comment upon, any other press release or otherwise making any public statement with respect to this Agreement, including the Offer and the Merger, provided, however, that these restrictions shall not apply to any Company communications regarding either (i) an Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and the Financial Advisor or another independent nationally recognized financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal, or (ii) a Company Adverse Recommendation Change, in each case made in accordance with the provisions of Section 7.1 of this Agreement.
     7.7 Indemnification.
          (a) From and after the Effective Time, the Parent and the Purchaser shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company’s obligations to indemnify and hold harmless each present and former director and officer of the Company (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.
          (b) For a period of six years after the Effective Time, the Parent and the Purchaser shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been made available to the Parent prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such persons as the Company’s existing coverage; provided that in no event shall the Parent or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage. At the Parent’s option, the Parent may purchase prior to the Effective Time a six-year prepaid “tail policy” covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy, in which case the Parent and the Purchaser shall be relieved of their obligations pursuant to the immediately preceding sentence. The Company represents and warrants that the annual premium currently paid by the Company for directors’ and officers’ liability insurance coverage is as set forth on Section 7.7(b) of the Company Disclosure Schedule.
          (c) The provisions of this Section 7.7 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, certificate of incorporation, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.
     7.8 401(k) Plan. Prior to the Effective Time, the Company Board or, if appropriate, any committee administering the Targanta Therapeutics Corporation 401(k) Plan, shall adopt such resolutions or take such other actions as are required to terminate such plan prior to the Effective Time.
     7.9 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the Parent’s prior written consent.
     7.10 Transfer Restrictions. The Company agrees, with respect to each stockholder that is a party to any Stockholder Agreement, that if any such stockholder attempts to Transfer (as defined in the Stockholder Agreements), vote or provide any other person with the authority to vote any of the shares of Company Common Stock owned by such stockholder other than in compliance with the Stockholder Agreements, the Company shall not (a) permit any such Transfer on the Company’s books and records, (b) issue a new certificate representing any of the shares of Company Common Stock or permit any book entries for any such Transfer with respect to any shares of Company Common Stock that are in uncertificated form or (c) record such vote, in each case, unless and until Stockholder shall have complied with the terms of the Stockholder Agreements.

ARTICLE VIII
CONDITIONS
     8.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:
          (a) Offer. The Purchaser shall have purchased all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.
          (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of the stockholders of the Company, to the extent required by applicable law.
          (c) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time as follows:
          (a) by mutual written consent of the Parent, the Purchaser and the Company;
          (b) by either the Parent or the Company:
     (i) if the Offer is not consummated on or before April 30, 2009 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been a principal cause of or resulted in the failure of the Offer to be consummated on or before the Outside Date;
     (ii) if any Governmental Entity issues a nonappealable final order, decree or ruling or takes any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, any shares of Company Common Stock pursuant to the Offer or consummation of the Merger; or

     (iii) if as the result of the failure of any of the conditions set forth in Annex I to this Agreement, the Offer shall have terminated or expired in accordance with its terms without the Purchaser having purchased any shares of Company Common Stock pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been a principal cause of or resulted in the failure of any such condition.
           (c) by the Parent, prior to the Specified Time:
     (i) if the Company Board or any committee thereof, whether or not in the exercise of their fiduciary or other legal duties, (A) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to the Parent or the Purchaser, its approval or recommendation of the Offer, the Merger, this Agreement or the Stockholder Agreements; (B) fails to recommend to the Company’s stockholders that they tender their shares into and accept the Offer and give the Required Stockholder Vote, or following the request of the Parent after the announcement of any Acquisition Proposal (or modification thereto) fails within ten business days of such request to reaffirm its approval and recommendation in favor of the Offer, the Merger, this Agreement and the Stockholder Agreements and against any such Acquisition Proposal; (C) approves or recommends or takes a position of neutrality with respect to, or proposes to approve or recommend or take a position of neutrality with respect to, any Acquisition Proposal; (D) withdraws or modifies, or proposes to withdraw or modify, the approval by the Compensation Committee of the Company Compensation Arrangements as Approved Company Compensation Arrangements for purposes of satisfying the requirements of the non-exclusive safe-harbor in accordance to Rule 14d-10(d)(2) under the Exchange Act; or (E) the Company Board or any committee thereof shall have resolved to do any of the foregoing (each, a “Company Adverse Recommendation Change”);
     (ii) if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Annex I or Section 8.1 or 8.2 and (B) cannot be or has not been cured within 20 days after the giving of written notice to the Company of such breach or failure to perform;
     (iii) if the Company breaches any of its covenants contained in Section 7.1 of this Agreement;

     (iv) if any Change has occurred since the date of this Agreement that has had, or would reasonably be expected to result in, a Company Material Adverse Effect; or
     (v) upon the delivery by Lender of a notice of the occurrence of an Event of Default under, and as such term is defined in, the Credit and Security Agreement, dated as of September 24, 2007, as amended on May 22, 2008 and as further amended on September 29, 2008, by and among the Company, as Borrower, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., individually as a Lender, and as Administrative Agent, Oxford Finance Corporation, as a Lender, Bluecrest Capital Finance, L.P., as a Lender, and the financial institutions or other entities from time to time parties thereto, each as a Lender, other than any such Event of Default that arises solely as a result of the consummation of the transactions contemplated by this Agreement.
           (d) by the Company, prior to the Specified Time:
     (i) if the Parent or the Purchaser breaches or fails to perform in any material respect any of their respective representations, warranties or covenants contained in this Agreement, which breach or failure to perform materially impairs the Parent’s and the Purchaser’s ability to consummate the Offer or the Merger and which breach or failure to perform cannot be or has not been cured within 20 days after the giving of written notice to the Parent of such breach or failure to perform (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement); or
     (ii) if: (A) the Company has not breached Section 7.1 of this Agreement (or, in the case of a breach by any Representative of the Company or any of its Subsidiaries of Section 7.1, as provided in the last sentence of Section 7.1(a), been deemed to have breached Section 7.1 of this Agreement); (B) the Company Board has received a Superior Proposal; (C) in light of such Superior Proposal, the Company Board shall have determined in good faith after consultation with outside counsel and the Financial Advisor or another nationally recognized independent financial advisor that a failure to withdraw or modify its approval or recommendation of this Agreement, the Offer and the Merger and enter into a definitive agreement to consummate such Superior Proposal would be a breach of its fiduciary duties; (D) the Company has notified the Parent in writing of the determinations described in clause (C) above, attaching the most current version of such definitive agreement (including any amendments, supplements or modifications) to such notice; (E) during the four business day period following the Parent’s receipt of the notice described in clause (D), (1) the Company shall have offered to negotiate with

(and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), the Parent in modifying the terms and conditions of this Agreement and (2) the Company Board shall have determined in good faith (after consultation with the independent financial advisor referenced above), after the end of such four business day period, and after considering the results of such negotiations and the revised proposals made by the Parent, if any, that the Superior Proposal giving rise to the notice described in clause (D) continues to be a Superior Proposal; provided that any amendment, supplement or modification to the financial terms or other material terms of any Acquisition Proposal shall be deemed a new Acquisition Proposal and the Company may not terminate this Agreement pursuant to this Section 9.1(d)(ii) unless the Company has satisfied the conditions set forth in clauses (D) and (E) with respect to such new Acquisition Proposal; (F) the Company concurrently pays to the Parent the fee due under Section 9.3; and (G) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal.
     9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, all obligations and agreements of the parties set forth in this Agreement shall forthwith terminate and be of no further force or effect, and there shall be no liability on the part of the Parent, the Purchaser or the Company hereunder, except as set forth in Section 4.22, this Section 9.2, Section 9.3 and Article X, which provisions shall survive such termination; provided that the foregoing shall not relieve any party for liability for damages actually incurred as a result of any intentional breach of this Agreement.
     9.3 Fees and Expenses.
           (a) Except as otherwise provided in this Section 9.3, each party shall bear all of the fees and expenses incurred by it in connection with the negotiation and performance of this Agreement, and no party may recover any such fees and expenses from the other parties upon any termination of this Agreement.
           (b) The Company shall pay to the Parent $5,485,000 in cash if:
               (i) this Agreement is terminated by the Parent pursuant to Section 9.1(c)(i);
               (ii) this Agreement is terminated by the Parent pursuant to Section 9.1(c)(iii) following an intentional breach by the Company of Section 7.1;
               (iii) this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii); or

               (iv) after the date of this Agreement: (A) any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement; (B) this Agreement is terminated pursuant to Section 9.1(b)(i), 9.1(b)(iii) or 9.1(c)(ii); and (C) within one year of such termination the Company enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement), provided that any termination fee payable pursuant to this Section 9.3(b) following a termination of this Agreement shall be reduced by the amount actually paid to the Parent in expense reimbursements pursuant to Section 9.3(c) below.
     Any fee due under Section 9.3(b)(i) or (ii) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement. Any fee due under Section 9.3(b)(iii) shall be paid by wire transfer of same-day funds concurrently with the termination of this Agreement. Any fee due under Section 9.3(b)(iv) shall be paid by wire transfer of same-day funds on or prior to the date on which the condition set forth in clause (C) of Section 9.3(b)(iv) is satisfied.
          (c) The Company shall reimburse the Parent for actual expenses incurred by the Parent of up to $2,500,000 in the aggregate in connection with the negotiation, preparation and performance of this Agreement if this Agreement is terminated (x) by the Parent or the Company pursuant to Section 9.1(b)(iii) or (y) by the Parent pursuant to Section 9.1(c)(iv) or Section 9.1(c)(v). Any amounts due under this Section 9.3(c) shall be paid by wire transfer of same-day funds within five business days of the date of termination of this Agreement; provided that the reimbursement of any amounts due under this Section 9.3(c) as a result of a termination of this Agreement by the Parent pursuant to Section 9.1(c)(iv) may, at the Company’s election, be deferred until the earlier to occur of the date (1) the Company enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal and (2) the Company closes any debt or equity financing with gross proceeds to the Company or any of its Subsidiaries equal to no less than $10,000,000.
     9.4 Amendment. At any time prior to the Effective Time, the parties may amend, modify and supplement this Agreement in any and all respects, whether before or after any vote of the stockholders of the Company or the Purchaser contemplated hereby; provided, however, that after any such stockholder approvals shall have been obtained, no amendment shall be made which, under applicable law, requires the further approval of such stockholders without such approval. Any such amendment, modification or supplement shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of each of the parties.
     9.5 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso in Section 9.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
     9.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.1, an amendment, modification or supplement of this Agreement pursuant to Section 9.4 or an extension or waiver of this Agreement pursuant to Section 9.5 shall, in order to be effective, require, in the case of the Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors (which, in the case of the Company, shall include the approval contemplated by Section 1.3(c), to the extent applicable thereto).
ARTICLE X
MISCELLANEOUS
     10.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, the Parent and the Purchaser contained in this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time.
     10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:
(a)	If to the Parent or the Purchaser:
The Medicines Company
8 Sylvan Way
Parsippany, NJ 07054
Attention: Paul M. Antinori,
Senior Vice President and General Counsel
Telecopy No.: (973) 656-0746
with a copy to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: David E. Redlick, Esq.
                 Hal J. Leibowitz, Esq.
Telecopy No.: (617) 526-5000

(b)	If to the Company:
Targanta Therapeutics Corporation
222 Third Street, Suite 2300
Cambridge, MA 02142
Attention: Daniel S. Char,
Vice President & General Counsel
Telecopy No.: (617) 577-9021
with a copy to:
Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: Marc Rubenstein, Esq.
Telecopy No.: (617) 951-7050
     Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.
     10.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.
     10.4 No Third Party Beneficiaries. Other than the provisions of Section 7.7, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any other person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.
     10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Parent and/or the Purchaser may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Parent without the consent of the Company, provided that the Parent and/or the Purchaser, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
     10.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
     10.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or “PDF” transmission.
     10.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, provincial, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, including Annex I, they shall be deemed to be followed by the words “without limitation.” Where this Agreement refers to information that was “made available”, that means that such information was either (a)

provided directly to the Parent or Parent’s outside counsel or outside auditing firm in its capacity as the Parent’s agent or tax advisor, (b) included in the Merrill Corporation DataSite under the project name “Thunderbird 09” on or before 11:59 pm (EST) on January 11, 2009, (c) filed by the Company with the SEC on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system at least three business days prior to the date of this Agreement or (d) described in the e-mail from the Parent’s tax advisor attached as Section 10.8 to the Company Disclosure Schedule. As used in this Agreement, the term “person” means any individual, corporation, partnership, joint venture, association, trust, limited liability company, unincorporated organization or other entity. For purposes of this Agreement, the Company shall not be deemed to be an Affiliate or subsidiary of the Purchaser or the Parent. As used in this Agreement, references to any “agreement” to which a person is bound means any contract, agreement, instrument, obligation, undertaking, lease, license, arrangement, commitment or understanding, whether written or oral, in each case that is legally binding on such person and as it may be amended or otherwise modified from time to time. As used in this Agreement, references to the “Company’s knowledge” or “knowledge of the Company”, or any other phases of similar meaning, means the actual knowledge (after reasonable investigation) of the individuals identified in Section 10.8 of the Company Disclosure Schedule. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.
     10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
     10.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
     10.11 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this

Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
     10.12 WAIVER OF JURY TRIAL. EACH OF THE PARENT, THE PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARENT, THE PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE MEDICINES COMPANY
By:	/s/ Clive A. Meanwell
	Name:	Clive A. Meanwell
	Title:	Chairman and Chief Executive Officer

BOXFORD SUBSIDIARY CORPORATION
By:	/s/ Clive A. Meanwell
	Name:	Clive A. Meanwell
	Title:	President

TARGANTA THERAPEUTICS CORPORATION
By:	/s/ Mark W. Leuchtenberger
	Name:	Mark W. Leuchtenberger
	Title:	President and Chief Executive Officer

ANNEX I
CONDITIONS OF THE OFFER
     Capitalized terms used in this Annex I but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger (the “Agreement”) of which this Annex I is a part.
     Notwithstanding any other provisions of the Offer or the Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, to pay for any shares of Company Common Stock tendered pursuant to the Offer, and (so long as permitted by the terms of the Agreement) may terminate or amend the Offer, and may postpone the acceptance of, or payment for, any shares of Company Common Stock, if:
     (1) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), the number of shares of Company Common Stock validly tendered and not properly withdrawn does not equal at least a majority of such shares of Company Common Stock outstanding on a fully diluted basis on the date of purchase (where “on a fully diluted basis” means the number of shares of Company Common Stock outstanding, together with the shares of Company Common Stock which the Company may be required to issue pursuant to warrants, options or other obligations outstanding at that date under employee stock or similar benefit plans or otherwise, whether or not vested or then exercisable) (the “Minimum Condition”);
     (2) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), any requisite waiting period (and any extension thereof) under the HSR Act shall not have expired or been terminated;
     (3) at any time on or after the date of the Agreement and before the Specified Time, any of the following shall occur and shall continue to exist:
          (a) there shall be instituted, pending or threatened in writing any suit, action or proceeding by any Governmental Entity:
     (i) challenging, making illegal or otherwise restraining or prohibiting, or seeking to challenge, make illegal or otherwise restrain or prohibit, the transactions contemplated by the Agreement, including the Offer and the Merger, or seeking to obtain from the Company or (to the extent it relates to the transactions contemplated by the Agreement or the Stockholder Agreements, including the Offer and the Merger) the Parent or any of its Affiliates, any material damages;
     (ii) seeking to prohibit or materially limit the ownership or operation by the Company, the Parent or the Purchaser of all or any material portion of the business or assets of the Company and its Subsidiaries or (to the extent it relates to the transactions contemplated by the Agreement, including the Offer and the Merger) of the Parent and its Affiliates;
     (iii) seeking to compel the Company, the Parent or the Purchaser to dispose of or to hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or (to the extent it relates to the transactions contemplated by the Agreement, including the Offer and the Merger) of the Parent or any of its Affiliates;
     (iv) seeking to impose any material limitation on the ability of the Company, the Parent or Purchaser to conduct the business or own the assets or the Company or any of its Subsidiaries or (to the extent it relates to the transactions contemplated by the Agreement, including the Offer and the Merger) of the Parent or any of its Affiliates;
     (v) seeking to impose material limitations on the ability of the Parent or Purchaser to acquire or hold, or to exercise full rights of ownership of any shares of Company Common Stock, including the right to vote such Shares on all matters properly presented to the Company’s stockholders; or
     (vi) seeking to require divestiture by the Parent or Purchaser of all or any of the shares of Company Common Stock;
          (b) there shall be instituted, pending or threatened in writing any suit, action or proceeding by any third party that would reasonably be expected to succeed and with respect to which a judgment adverse to the Company or any of its Subsidiaries would reasonably be expected to result in a Company Material Adverse Effect;
          (c) the representations and warranties of the Company set forth in Sections 4.1(a), 4.4(a) and clause (i) of Section 4.7 of the Agreement shall not be true and correct as of the date of the Agreement and as of the date of determination as though made on the date of determination, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall not be true and correct as of such date;
          (d) the representations and warranties of the Company set forth in Section 4.2 of the Agreement shall not be true and correct as of the date of the Agreement and as of the date of determination as though made on the date of determination, except for any de minimis inaccuracy therein, and except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall not be true and correct as of such date;

          (e) any other representations and warranties of the Company set forth in the Agreement shall not be true and correct as of the date of the Agreement, and as of the date of determination as though made on the date of determination, except (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall not be true and correct as of such date, and (B) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect;
          (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Agreement;
          (g) since the date of the Agreement, there shall have occurred any Change that has had or would reasonably be expected to result in a Company Material Adverse Effect;
          (h) there shall have occurred any Company Adverse Recommendation Change; or
          (i) the Agreement shall have been terminated in accordance with its terms;
which in the reasonable judgment of the Parent and the Purchaser, in any such case and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.
     The foregoing conditions are for the sole benefit of the Parent and the Purchaser and may be asserted by the Parent and the Purchaser regardless of the circumstances giving rise to any such condition and may be waived by the Parent or the Purchaser (except for the Minimum Condition), in whole or in part, at any time and from time to time, in their respective sole discretion. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Parent or the Purchaser concerning the events described in this Annex I shall be final and binding upon all parties.

Schedule A
Caduceus Private Investments III LP
OrbiMed Associates III, LP
Radius Venture Partners II, LP
Radius Venture Partners III QP, LP
Radius Venture Partners III, LP
Radius Venture Partners III (OH), LP
Seaflower Health Ventures III, L.P.
Seaflower Health Ventures III Companion Fund, L.P.
J&L Sherblom Family LLC
Skyline Venture Partners Qualified Purchaser Fund IV, L.P.
Skyline Venture Partners Qualified Purchaser Fund III, L.P.
Skyline Venture Partners III, L.P.
VenGrowth Advanced Life Sciences Fund Inc.
VenGrowth III Investment Fund Inc.

Exhibit C
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TARGANTA THERAPEUTICS CORPORATION
     FIRST: The name of the Corporation is: Targanta Therapeutics Corporation
     SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $0.001 par value per share.
     The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.
     FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:
          1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
          2. Election of directors need not be by written ballot.
          3. The Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation.
     SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.
     Any repeal or modification of this Article Sixth by either of (i) the stockholders of the Corporation or (ii) an amendment to the General Corporation Law of the State of Delaware, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a director at the time of such repeal or modification.
     SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.
     EIGHTH: Section 203 of the General Corporation Law of the State of Delaware, as it may be amended from time to time, shall not apply to the Corporation.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its authorized officer at          ,                    this     day of                    , 2009.

TARGANTA THERAPEUTICS CORPORATION
By:
Name:
Title: